EXHIBIT 99.(d)(1)

                            TRI-COUNTY BANCORP, INC.
                 Offer to Purchase For Cash Up to 313,000 Shares
                 of its Common Stock at a Purchase Price not in
                 excess of $14.00 nor less than $11.00 Per Share
--------------------------------------------------------------------------------
                THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS
                 EXPIRE AT 5:00 P.M., WYOMING TIME, ON THURSDAY,
                NOVEMBER 19, 1998, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

         Tri-County Bancorp, Inc., a Wyoming corporation (the "Company"), invites its shareholders to tender shares of its common stock, $0.10 par value per share (the "Shares") at prices not in excess of $14.00 nor less than $11.00 per Share in cash, as specified by shareholders tendering their Shares, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). The Company will determine the single per Share price, not in excess of $14.00 nor less than $11.00 per Share, net to the seller in cash (the "Purchase Price"), that it will pay for Shares validly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 313,000 Shares (or such lesser number of Shares as are validly tendered at prices not in excess of $14.00 nor less than $11.00 per Share). All Shares validly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions. All Shares acquired in the Offer will be acquired at the Purchase Price.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE COMPANY OBTAINING THE FUNDS NECESSARY TO CONSUMMATE THE OFFER AND TO PAY ALL RELATED FEES AND EXPENSES, HOWEVER, THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. SEE "THE OFFER-- CERTAIN CONDITIONS OF THE OFFER."

         The Shares are traded on the Nasdaq SmallCap Market. On October 13, 1998, the last full trading day in the Nasdaq on which a sale was reported prior to the commencement of the Offer, the closing per Share sales price was $11.25. Shareholders are urged to obtain current market quotations for the Shares. FOR INFORMATION REGARDING RECENT TRADING IN THE SHARES, SHAREHOLDERS MAY CALL KEEFE, BRUYETTE & WOODS, INC., AT 1-877-298-6520. SEE "The Offer-- Price Range of Shares; Dividends."

         Any shareholder wishing to tender all or any part of his or her Shares should either (a) complete and sign a Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and either mail or deliver it with any required signature guarantee and any other required documents to American Securities Transfer & Trust, Inc. (the "Depositary"), and either mail or deliver the stock certificates for such Shares to the Depositary (with all such other documents) or tender such Shares pursuant to the procedure for book-entry delivery set forth in "The Offer--Procedures for Tendering Shares," or (b) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Holders of Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares. Any shareholder who desires to tender Shares and whose certificates for such Shares cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry delivery or whose other required documents cannot be delivered to the Depositary, in any case, by the expiration of the Offer must tender such Shares pursuant to the guaranteed delivery procedure set forth in "The Offer--Procedures for Tendering Shares." SHAREHOLDERS MUST PROPERLY COMPLETE THE LETTER OF TRANSMITTAL INCLUDING THE SECTION OF THE LETTER OF TRANSMITTAL RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES IN ORDER TO EFFECT A VALID TENDER OF THEIR SHARES.

         THE BOARD OF DIRECTORS OF THE COMPANY, BASED ON, AMONG OTHER THINGS, THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF NON-EMPLOYEE DIRECTORS OF THE BOARD, HAS UNANIMOUSLY APPROVED THE OFFER, HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHICH PRICE OR PRICES.

         Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to Keefe, Bruyette & Woods, Inc. (the "Deal Manager" and "Information Agent"), at its address and telephone number set forth on the back cover of this Offer to Purchase.


             The Date of this Offer to Purchase is October 23, 1998

--------------------------------------------------------------------------------

                                     SUMMARY

         This general summary is solely for the convenience of the Company's shareholders and is qualified in its entirety by reference to the full text and more specific details in this Offer to Purchase.

Purchase Price..............................         The Company will select a single Purchase Price which will be not more than $14.00 nor less than $11.00 per Share.  All
                                                     Shares purchased by the Company will be purchased at the
                                                     Purchase Price even if tendered below the Purchase Price.
                                                     Each shareholder desiring to tender Shares must specify in the
                                                     Letter of Transmittal the minimum price (not more than
                                                     $14.00 nor less than $11.00 per Share) at which such
                                                     shareholder is willing to have his or her Shares purchased by the Company.

Number of Shares to be Purchased............         313,000 Shares (or such lesser number of Shares as are validly tendered).

How to Tender Shares........................         See "The Offer--Procedures for Tendering Shares."  Call the
                                                     Information Agent or consult your broker for additional
                                                     assistance.

Brokerage Commissions.......................         None.

Stock Transfer Tax..........................         None, if payment is made to the registered holder.

Expiration and Proration Dates..............         Thursday, November 19, 1998, at 5:00 p.m., Wyoming time,
                                                     unless extended by the Company.

Payment Date................................         As soon as practicable after the termination of the Offer.

Position of the Company and its
  Directors.................................         Neither the Company nor its Board of Directors makes any
                                                     recommendation to any shareholder as to whether to tender or refrain from tendering Shares.  The Company has been
                                                     advised that several of its directors or executive officers may tender Shares pursuant to the Offer.

Withdrawal Rights...........................         Tendered Shares may be withdrawn at any time until 5:00
                                                     p.m., Wyoming time, on Thursday, November 19, 1998,
                                                     unless the Offer is extended by the Company, and, unless
                                                     previously purchased, after 12:00 Midnight, Wyoming time,
                                                     on Wednesday, December 16, 1998.  See "The Offer--
                                                     Withdrawal Rights."



Odd Lots ...................................         There will be no proration of Shares tendered by any
                                                     shareholder owning beneficially less than 100 Shares as of
                                                     October 15, 1998, who tenders all such Shares at or below the
                                                     Purchase Price prior to the Expiration Date and who checks the "Odd Lots" box in the Letter of Transmittal.  See "The
                                                     Offer--Number of Shares; Proration."

--------------------------------------------------------------------------------

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.
                           --------------------------

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
INTRODUCTION......................................................................................................4

SPECIAL FACTORS...................................................................................................5

         1.     Background of the Offer...........................................................................5
         2.     Purposes of and Reasons for the Offer ............................................................7
         3.     Fairness of the Offer ............................................................................8
         4.     Opinion of Financial Advisor ....................................................................11
         5.     Plans for the Company After the Offer ...........................................................12
         6.     Certain Effects of the Offer.....................................................................13
         7.     Interests of Directors and Executive Officers; Transactions and Arrangements
                    Concerning Shares............................................................................14
         8.     Certain Federal Income Tax Consequences..........................................................15
         9.     Dissenters' Rights...............................................................................17

THE OFFER........................................................................................................17

         1.     Number of Shares; Proration......................................................................17
         2.     Procedures for Tendering Shares..................................................................19
         3.     Withdrawal Rights................................................................................22
         4.     Price Range of Shares; Dividends.................................................................23
         5.     Purchase of Shares and Payment of Purchase Price.................................................24
         6.     Certain Conditions of the Offer..................................................................25
         7.     Extension of the Offer; Termination; Amendment...................................................26
         8.     Source and Amount of Funds.......................................................................26
         9.     Certain Information Concerning the Company.......................................................27
         10.    Effects of the Offer on the Market for Shares;
                      Registration under the Exchange Act........................................................35
         11.    Fees and Expenses................................................................................35

ADDITIONAL INFORMATION...........................................................................................36

MISCELLANEOUS....................................................................................................36

Schedule A. . . . . . . . .         Certain Information Concerning the Directors and Executive Officers of the Company

Annex I. . . . . . . . . . .        Opinion of Keefe, Bruyette & Woods, Inc. & Company
Annex II. . . . . . . . . .         Financial Statements of Tri-County Bancorp, Inc. and Subsidiary


To the Holders of Common Stock of Tri-County Bancorp, Inc.:

                                  INTRODUCTION

         Tri-County Bancorp, Inc., a Wyoming corporation (the "Company"), invites its shareholders to tender shares of its common stock, $0.10 par value per share at prices, net to the seller in cash, not in excess of $14.00 nor less than $11.00 per Share, as specified by shareholders tendering their Shares, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). The Company will determine the single per Share price, not in excess of $14.00 nor less than $11.00 per Share (the "Purchase Price"), that it will pay for Shares validly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 313,000 Shares (or such lesser number of Shares as are validly tendered). All Shares acquired in the Offer will be acquired at the Purchase Price. All Shares validly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the proration provisions. The Offer is not conditioned on any minimum number of shares being tendered. See "The Offer--Certain Conditions of the Offer."

         Upon the terms and subject to the conditions of the Offer, if at the expiration of the Offer more than 313,000 Shares are validly tendered at or below the Purchase Price and not withdrawn, the Company will buy Shares first from all Odd Lot Holders (as defined in "The Offer--Number of Shares; Proration") who validly tender all their Shares at or below the Purchase Price and then on a pro rata basis from all other shareholders who validly tender at prices at or below the Purchase Price (and did not withdraw them prior to the expiration of the Offer). See "The Offer--Number of Shares; Proration." All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and not withdrawn and Shares not purchased because of proration, will be returned at the Company's expense to the shareholders who tendered such Shares.

         The Purchase Price will be paid net to the tendering shareholder in cash for all Shares purchased. Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. HOWEVER, ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING. SEE "THE OFFER--PROCEDURES FOR TENDERING SHARES" OF THIS OFFER TO PURCHASE AND INSTRUCTION 12 OF THE LETTER OF TRANSMITTAL. The Company will pay all fees and expenses of the Depositary, the Deal Manager and the Information Agent incurred in connection with the Offer. See "The Offer--Fees and Expenses."

         The Company is the sponsor of two employee benefit plans (the "Stock Plans") which hold Shares: the Tri-County Federal Savings Bank Employee Stock Ownership Plan ("ESOP") and the Tri-County Bancorp, Inc. 1993 Stock Option Plan ("SOP"). Participants in each plan have the right, subject to any limitations in the plans, to direct the trustee(s) of such plans to tender Shares in their accounts, to specify the price at which such Shares (if any) are to be tendered and to receive tender offer materials in connection therewith.

         THE BOARD OF DIRECTORS OF THE COMPANY, BASED ON, AMONG OTHER THINGS, THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF NON-EMPLOYEE DIRECTORS OF THE BOARD (THE "SPECIAL COMMITTEE"), HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES AND AT WHICH PRICE OR PRICES.

         Assuming the maximum 313,000 Shares are purchased pursuant to the Offer and no executive officers or directors of the Company tender in the Offer, officers, directors, and the ESOP, in the aggregate, will own approximately 49.98% of the outstanding Shares. Consequently, the officers and directors will be able to exert greater control over the business affairs and management of the Company than that which they were able to exert prior to the Offer. In addition, it will be more difficult to remove directors and change the management. See "Special Factors--Certain Effects of the Offer."

         The Special Committee was formed on September 15, 1998, for the purpose of reviewing and considering stock repurchases by the Company. Keefe, Bruyette & Woods, Inc., financial advisor to the Special Committee and the Board, has delivered its opinion to the Special Committee and the Board of Directors to the effect that the Offer is fair, from a financial point of view, to the shareholders of the Company. A copy of this opinion is attached hereto as Annex
I. Shareholders should read the full text of Keefe, Bruyette & Woods, Inc.'s opinion for a description of the assumptions made, matters considered and procedures followed in rendering such opinion. See "Special Factors--Opinion of Financial Advisor." See "Special Factors--Fairness of the Offer" for the various factors considered by the Special Committee in approving the Offer and in unanimously recommending that the Board approve the Offer.

         As of October 15, 1998, there were 1,167,498 Shares outstanding held by approximately 230 holders of record, and 143,522 Shares issuable upon exercise of stock options under the Company's stock option plans. The 313,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 26.8% of the outstanding Shares. The Shares are traded on the Nasdaq SmallCap Market under the symbol "TRIC." Shareholders are urged to obtain current market quotations for the Shares. For trading information regarding the Shares, shareholders may call the Information Agent, Keefe, Bruyette & Woods, Inc. at 1-877-298-6520. See "The Offer--Price Range of Shares; Dividends."

                                 SPECIAL FACTORS

         1.       Background of the Offer

         The Company was organized in May 1993 at the direction of Tri-County Federal Savings Bank (the "Bank") in connection with the Bank's conversion from the mutual to stock form (the "Conversion"). On September 29, 1993, the Bank completed the Conversion and became a wholly owned subsidiary of the Company. The Conversion generated, through the issuance of common stock of the Company, $7.0 million of new capital to the Company, of which approximately $3.5 million was contributed to the Bank, whose capital ratios prior to the Conversion had significantly exceeded all minimum federal regulatory capital requirements. Prior to the Conversion, the Bank's total risk-based capital ratio was 33.1% which exceeded the minimum regulatory capital requirement of 8% by 25.1%. After the Conversion as of September 30, 1993, the Bank's total risk-based capital ratio was 42.4%, exceeding the minimum regulatory capital requirement by 34.4%. The additional capital was raised through the Conversion due to regulations (the "Conversion Regulations") promulgated by the Office of Thrift Supervision (the "OTS") governing conversions from the mutual to stock form by savings associations. After the Conversion, the cash proceeds were invested in U.S. Government and federal agency securities.

         Due to the Offering of stock of the Company in connection with the Conversion and pursuant to the Conversion Regulations, the Company's common stock was registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, the Conversion Regulations required the Company to maintain such registration for a period of no less than three years from the consummation of the Conversion on September 28, 1993.

         Since the Conversion, management has attempted to utilize the excess capital raised in its initial public offering. The Company has put in place a combined strategy utilizing shareholder enhancement tools and retail franchise growth with the goal to increase return on equity and earnings per share. On the retail franchise side, while the Company has been able to grow its loan portfolio from $23.2 million at December 31, 1993 to $40.2 million as of June 30, 1998, an annualized growth rate of approximately 14% per year, a portion ($15.3 million) of the loan growth has been purchased loans, primarily located in Colorado. The purchase loans have been used to economically diversify the loan portfolio and use excess liquidity. Further, at June 30, 1998, approximately 49.8% of the Company's assets were either invested in mortgage-backed securities or U.S. Government and federal agency securities. Both mortgage-backed securities and U.S. Government securities typically have lower yields than substantially all loans contained in the Bank's loan portfolio. The inability of the Company to redistribute its assets from mortgage-backed securities and U.S. government and federal agency securities into higher yielding assets such as loans has had an adverse affect on the Company's return on equity. For the six months ended June 30, 1998, the Company's annualized return on average equity was 6.54%, compared to a median of 6.49% for the Comparable Group. For more information regarding the Comparable Group, see "--Opinion of the Financial Advisor".

         On the shareholder enhancement side, the Company has taken efforts to effectively utilize its excess capital through the payment of dividends and the implementation of open market repurchase programs during the past five years. In fiscal year 1997, the Company paid annual cash dividends of $0.325 per share, and for the first three quarters fiscal 1998, the Company paid total cash dividends of $0.32 per share. In addition, as of June 30, 1998, the Company had repurchased approximately 21.9% of the common stock sold in the Conversion. While such efforts have reduced capital, the Company still has excess capital which is adversely affecting the return on average equity. As of June 30, 1998, the Bank's total risk-based capital ratio was 36.1%.

         The Company has considered the use of the excess capital to fund growth of the Bank through branch acquisitions, de novo expansion, and/or acquisitions of other financial institutions. However, the Company has been unable to identify potential institutions and transactions which could be consummated at acceptable terms that would result in an accretion to earnings per share.

         Over approximately the past 10 months, the Company has with the assistance of its financial advisors undertaken a comprehensive analysis of the Company's strategic strengths and weaknesses. In December, 1997, the Company retained Keefe, Bruyette & Woods, Inc. to assist a possible sale of, or acquisition by, the Company. While the Company received some preliminary indications of interest from a few parties concerning the sale of the Company, all such indications contained several conditions and none involved an acceptable price to sell control of the Company.

         Recognizing that some shareholders may desire to currently sell all or some of their Shares, the Company determined to repurchase Shares pursuant to the Offer at a range of prices in excess of the current market price at the time the Board adopted the Offer and at a range of prices generally above the trading price during the past six months. Since after more than year, the Company has been unable to identify an acceptable institution, as either an acquiror or as an acquiree, or acceptable terms, the Board has decided to discontinue to actively explore merger and acquisition alternatives, except for possible branch acquisitions. Instead the Board has adopted a plan to leverage its existing capital by increasing its lending and investment activities and repurchasing its own stock pursuant to the Offer.

         In July 1998, management discussed with the Board of Directors a proposal to repurchase stock by means of an issuer tender offer. The Board discussed the matter at such meeting and instructed management to obtain further information from counsel regarding the structure, timing and costs of such an offer. At the Board of Director's meeting in August 1998, the Board was advised of management's review of issuer tender offers and provided a memorandum from counsel. Absent such restrictions, the Board discussed the possibility of a one-time repurchase of a large block of stock in order to reduce excess capital and possibly save costs. A representative of Keefe, Bruyette & Woods, Inc. provided a brief presentation regarding a potential repurchase.

         On  September  15,  1998,   the  Board  of  Directors  of  the  Company
established the Special Committee. The members appointed to the Special Committee were David Kellam, Carl Rupp and Lance Griggs. Based on a review of liquidity, the average rate on earning assets and return on equity, growth potential, as well as other factors, the

Board authorized management to prepare terms of an issuer tender offer and propose such terms to the Special Committee for its review and consideration.

         The Special Committee met on October 9, 1998 to act on organizational matters and review and consider the proposed transaction. At that meeting the Special Committee ratified the selection of Keefe, Bruyette & Woods, Inc. as financial advisor. The Special Committee then met via teleconference with a representative from Keefe, Bruyette & Woods, Inc. and legal counsel. At that time Keefe, Bruyette & Woods, Inc. presented a booklet containing its analysis of the Company, the Offer and the methodologies it employed. Keefe, Bruyette & Woods, Inc. presented its analysis of the estimated trading value of the Shares based on the historic trading of the Shares, an analysis of a selected "peer group" and other data. The Special Committee asked questions regarding Keefe, Bruyette & Woods, Inc.'s presentation, including the extent to which growth potential, growth potential was considered, the adjustments made to Keefe, Bruyette & Woods, Inc.'s acquisition analysis and the effect of the Offer on future earnings per share. Keefe, Bruyette & Woods, Inc. provided the Special Committee with its recommendation regarding the pricing of the Offer and the Special Committee questioned Keefe, Bruyette & Woods, Inc.'s analyses regarding pricing of the Offering. Keefe, Bruyette & Woods, Inc. stated that it was prepared to render its opinion that the Offer (based on the range it recommended) was fair from a financial point of view to the shareholders of the Company. The Special Committee, by unanimous vote, determined to accept Keefe, Bruyette & Woods, Inc.'s recommended pricing and to recommend that the Board of Directors approve the Offer as fair and in the best interests of the Company and its shareholders.

         On October 23, the Special Committee met to consider the pricing of the Offer and, after consultation with Counsel at KBW, determined a range of $11.00 to $14.00 was reasonable. The Board of Directors met on October 23, 1998, with all directors in attendance. The proposed offer with a price range of $11.00 to $14.00 was presented. The Board reviewed the opinion of Keefe, Bruyette & Woods, Inc., the recommendation of the Special Committee and the terms of the Offer and determined to approve the Offer as fair and in the best interests of the Company and its shareholders. Furthermore, the Board instructed that any proposals from third parties relating to an acquisition of the Company should be referred to the Special Committee for its consideration and recommendation.

         2.       Purposes of and Reasons for the Offer

         The Company is making the Offer to promote its long-term objectives of providing a fair financial return to its shareholders as well as providing those shareholders who desire to sell their Shares an opportunity to do so at a fair price. The Company believes that its purchase of Shares represents an attractive long-term investment that will benefit the Company and its remaining shareholders.

         The Offer is designed to reposition the Company's balance sheet to increase return on equity and earnings per share by redeploying a portion of the Company's equity capital. Following completion of the Offer, the Company and the Bank, will continue to have strong capital positions and will continue to qualify as "well capitalized" institutions under the prompt corrective action scheme enacted by the Federal Deposit Insurance Corporation Improvements Act of 1991. On a pro forma basis as of June 30, 1998, giving effect to the Offer at the maximum Purchase Price of $14.00 per Share and assuming acceptance of the maximum number of Shares in the Offer, the Company would have had an equity to assets ratio of 11.76%, and the Bank would have had a total risk-based capital ratio of approximately 24.3% and a leverage ratio of approximately 9.7%.

         The Offer will enable shareholders to sell a portion of their Shares while retaining a continuing equity interest in the Company if they so desire. The Offer may provide shareholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not greater than $11.00 nor less than $14.00 per Share) at which they are willing to sell their Shares and, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash without the usual transaction costs associated with open-market sales. In addition, Odd Lot Holders whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions but also would avoid any applicable odd lot discounts in a sale of such holder's Shares.

To the extent the purchase of Shares in the Offer results in a reduction in the number of shareholders of record, the costs of the Company for services to shareholders may be reduced. For shareholders who do not tender, there is no assurance that the price of the stock will not trade below the price currently being offered by the Company pursuant to the Offer. For shareholders who do tender, the trading price of stock may increase as a result of the Offer or an unexpected acquisition at a premium could occur in the future. Finally, the Offer may affect the Company's ability to qualify for pooling-of-interests accounting treatment for any acquisition transaction for approximately the next two years.

         THE BOARD OF DIRECTORS, BASED ON, AMONG OTHER THINGS, THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER'S SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED.

         Shares the Company acquires pursuant to the Offer will be held in the Company's treasury and will be available for the Company to issue without further shareholder action (except as required by applicable law). Such Shares could be issued without shareholder approval for such purposes as, among others, the acquisition of other businesses or the raising of additional capital for use in the Company's business.

         3.       Fairness of the Offer

         The Company. The Special Committee of the Board, designated by the Board on September 15, 1998, and the Board upon the recommendation of the Special Committee, each unanimously approved the Offer as fair and in the best interests of the Company and its shareholders.

         The Special Committee took into account a number of factors, including the following, in concluding to approve the Offer:

                  (i) The opinion delivered to the Special Committee by Keefe, Bruyette & Woods, Inc., financial advisor to the Special Committee, that the consideration to be received in the Offer is fair, from a financial point of view, to the Company's shareholders, and the oral and written presentations of Keefe, Bruyette & Woods, Inc. supporting this opinion. A copy of Keefe, Bruyette & Woods, Inc.'s opinion is attached to this Offer to Purchase as Annex I and should be read in its entirety by each shareholder. For a description of the information presented by Keefe, Bruyette & Woods, Inc. to the Special Committee, see "--Opinion of Financial Advisor"

                  (ii) The financial condition and results of operations of the Company, including the earnings per share and capital levels of the Company for fiscal year 1997 and the first six months of fiscal year 1998.

                  (iii) The capital of the Company and the Bank after the payment of a dividend to the Company by the Bank and the Company's purchase of 313,000 Shares in the Offer would remain significantly in excess of minimum capital requirements. The following table sets forth
         (a) the Bank's capital ratios as of June 30, 1998 and as adjusted to give effect to the purchase of 313,000 Shares, and (b) the minimum capital ratios for savings associations required by the OTS;

                                                As of June 30, 1998
                                                -------------------


           Ratio                 Historical          As Adjusted      Minimum
           -----                 ----------          -----------      -------

Tier 1 Capital
(to adjusted total assets)           14.5%                9.7%           4%

Tier 1 Capital
(to risk-weighted assets)            14.5                23.1             4

Total Adjusted Capital
(to risk-weighted assets)            36.1                24.3             8


                 (iv) The percentage by which the per Share price to be paid in the Offer exceeds recent trading prices and estimated trading values. See "--Opinion of Financial Advisor."

                 (v) Various financial ratios of the Company compared to those of comparable companies, including particularly comparisons of return on equity and equity-to-assets ratio. See "--Opinion of Financial Advisor."

                 (vi) The likelihood that the transaction would be consummated.

                 (vii) The fact that the public shareholders would be able to participate in the Offer by selling a portion of their Shares and still have the opportunity to participate in any future growth of the Company following consummation of the Offer. The Special Committee also is aware that certain members of management of the Company will benefit from any increase in the value of the Company following the Offer by virtue of the equity interest they have in the Company presently and will have in the Company following the Offer. The Special Committee recognizes that because of the equity interests in the Company which certain members of management of the Company have or are expected to acquire following the Offer, such persons have conflicts of interest in connection with the Offer. See "Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Shares." Accordingly, the Special Committee considered the Company's results of operations and future growth opportunities in light of these factors.

                  (viii) The Bank's payment of a dividend to the Company to purchase Shares in the Offer would not require prior approval by the OTS.

                  Among the reasons for the Special Committee reaching its decision to approve the Offer were the following:

          o Since its conversion to a stock company in 1993, the Company has been unable to adequately deploy the excess capital raised as a result of its initial public offering thus creating a below peer group return on equity. The use of a tender offer to bring the excess capital level down to peer ratios and increase the earnings per share (by reducing the number of outstanding shares) was reviewed by the Special Committee;

          o Liquidity for the shares of the Company has never been excessive and given current market conditions, the Special Committee considered the desire to add a one-time window for those shareholders who wish to exit the stock outside of normal trading parameters;

          o The desire to reduce its expenses. After completion of this tender offer, the Board will evaluate the potential to deregister the Company from the reporting requirements of the Securities Exchange Act of 1934, as amended, and reduce the expenses commensurate with being a public company;

          o Based in part upon the written and oral presentations of Keefe, Bruyette & Woods, Inc., including the opinion of Keefe, Bruyette & Woods, Inc. referred to above, the Special Committee concluded that the consideration in the Offer was fair to the shareholders of the Company.

          o Based upon various financial ratio comparisons with comparable companies as presented by Keefe, Bruyette & Woods, Inc. in its presentation to the Special Committee, the consideration was fair to the shareholders of the Company;

          o    Based  upon  the   voluntary   nature  of  the   transaction   in
               shareholders may or may not participate;

          o That the use of the all-cash consideration means that the value of the consideration received by the shareholders would not be dependent on the future earnings performance of the Company;

          o And, given the financial condition and current and proforma capital levels of the Bank, there is significant likelihood that the Offer would be consummated.

         In making its determination that the Offer is fair and in the best interests of the shareholders of the Company, the Board considered, among other things, the opinion of Keefe, Bruyette & Woods, Inc., the recommendation of the Special Committee and the factors considered by the Special Committee.

         Among the reasons for the Special Committee reaching its decision to approve the Offer were the following: that the repurchase was consistent with the Company's long-term capital management strategy; that the future prospects of the Company, particularly low growth potential in its present market area; that recent return on average equity of the Company had not shown substantial improvement; that the per Share consideration in the Offer was at a premium over the recent trading price and such premium, on a percentage basis, appeared generally comparable to, or in excess of, premiums, in other recent issuer tender offers; that based in part upon the written and oral presentations of Keefe, Bruyette & Woods, Inc., including the opinion of Keefe, Bruyette & Woods, Inc. referred to above, the Special Committee concluded that the consideration in the Offer was fair to the shareholders of the Company; that based upon the various financial ratios of the Company compared to those of comparable companies in the Keefe, Bruyette & Woods, Inc. presentation, the consideration in the Offer was fair to the shareholders of the Company; that based upon the Offer is a voluntary transaction in which shareholders of the Company may or may not participate; that the use of all-cash consideration means that the value of the consideration received by the shareholders would not be dependent on the future performance of the Company; and that, given the financial condition and capital levels of the Bank, there is a significant likelihood that the Offer would be consummated. The Special Committee did not take into consideration the book value of the Company because it believed that book value did not reflect the fair value of the Company and because book value was substantially lower than the values resulting from any of the analyses of Keefe, Bruyette & Woods, Inc..

         In making its determination that the Offer is fair and in the best interests of the shareholders of the Company, the Board considered, among other things, the opinion of Keefe, Bruyette & Woods, Inc., the recommendation of the Special Committee, and the factors considered by the Special Committee.

         In view of the wide variety of factors considered in connection with its evaluation of the Offer, each of the Special Committee and the Board has found it impractical to, and therefore has not, quantified or otherwise attempted to assign relative weights to the specific factors considered in reaching a decision to approve the Offer.

         The Offer does not require the approval of a majority of unaffiliated security holders. All directors, including the directors who are not employees of the Company, have approved the Offer. The non-employee directors, who comprise a majority of the Board of Directors, have not retained an unaffiliated representative to act solely on behalf of the unaffiliated shareholders for purposes of negotiating terms of the Offer.

         It is expected that if Shares are not accepted for payment by the Company in the Offer, the Company's current management, under the general direction of the Company's Board of Directors, will continue to manage the Company as an ongoing business.

         4.       Opinion of Financial Advisor

         In October 1998, Keefe, Bruyette & Woods, Inc. was retained by the Company to provide advice relative to the tender offer and to render a written fairness opinion to the Board of Directors of the Company. Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of business and securities in connection with securities transactions, mergers and acquisitions, negotiated transactions, and distributions of listed and unlisted securities. Keefe, Bruyette & Woods, Inc. is familiar with the market for common stocks of publicly traded banks, thrifts and bank and thrift holding companies. The Board selected Keefe, Bruyette & Woods, Inc. on the basis of the firm's reputation and its experience and expertise in transactions similar to this Offer and its prior work for and relationship with the Company.

         Pursuant to its engagement, Keefe, Bruyette & Woods, Inc. was asked to render an opinion as to the fairness, from a financial point of view, of the range of consideration to shareholders of the Company. Keefe, Bruyette & Woods, Inc. delivered its opinion to the Board that, as of October 16, 1998, the consideration is fair, from a financial point of view, to the shareholders of the Company. No limitations were imposed by the Board upon Keefe, Bruyette & Woods, Inc. with respect to the investigations made or procedures followed by it in rendering its opinion. Keefe, Bruyette & Woods, Inc. has consented to the inclusion herein of the summary of its opinion to the Board and to the reference to the entire opinion attached hereto as Annex I.

The full text of the opinion of Keefe, Bruyette & Woods, Inc., which is attached as Annex I hereto, sets forth certain assumptions made, matters considered and limitations on the review undertaken by Keefe, Bruyette & Woods, Inc., and should be read in its entirety. The summary of the opinion of Keefe, Bruyette & Woods, Inc., set forth below, is qualified in its entirety by reference to the opinion.

         In rendering its opinion, Keefe, Bruyette & Woods, Inc. reviewed certain financial and other business data supplied to it by the Company including the audited financial statements for the years ended December 31, 1997, 1996, 1995 and unaudited quarterly information for the quarters ended March 31, 1998 and June 30, 1998 and preliminary financial statements for the quarter ended September 30, 1998 and certain other information we deemed relevant. Keefe, Bruyette & Woods, Inc. discussed with senior management and the Board of Directors of the Company the current position and prospective outlook for the Company. We considered historical quotations, levels of activity and prices of recorded transactions in the Company's common stock and we reviewed financial and stock market data of other thrifts in a comparable asset range and capital to assets ratio as the Company. And we performed other analyses which Keefe, Bruyette & Woods, Inc. considered appropriate.

         In rendering its opinion, Keefe, Bruyette & Woods, Inc. assumed and relied upon the accuracy and completeness of the financial information provided to it by the Company. In its review, with the consent of the Board, Keefe, Bruyette & Woods, Inc. did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities nor of potential exposure resulting from Year 2000 issues of the Company, and potential or contingent liabilities of the Company.

         Analysis of Recent Trading Activity of Comparable Thrift Institutions. In rendering its opinion, Keefe, Bruyette & Woods, Inc. analyzed certain companies of comparable asset size, capital to asset ratio, market price to tangible book value, market price to last twelve months (LTM) earnings, total assets, return on equity, and market capitalization. The analysis included a comparison of the median and average of the above ratios for the comparable group (consisting of seven companies) relative to the Company current levels for each ratio.

         The information in the following table summarizes the material information analyzed by Keefe, Bruyette & Woods, Inc. with respect to the range of consideration offered by the Company to its shareholders with this Offer. The summary does not purport to be a complete description of the analysis performed by Keefe, Bruyette & Woods, Inc. and should not be construed independently of the other information considered by Keefe, Bruyette & Woods, Inc. in rendering its opinion. Selecting portions of Keefe, Bruyette & Woods, Inc.'s analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors, could create an incomplete or potentially misleading view of the evaluation process.

                                               Comparable                The
                                                 Group                 Company
                                         -----------------------       -------
                                         Median          Average
                                                 ($ in millions)
Assets                                   $110.70         $109.40         $86.50
Tang. Equity/Assets                        16.88%          16.60%         16.44%
LTM Return on Equity                        6.49%           6.55%          6.46%
Market Capitalization                    $ 18.59          $19.77         $714.01
Market Price/Tang. Book Value              115.6%          109.5%          98.4%
Market Price to LTM Earnings                16.1x           16.3x          16.7x


Market price used in the analysis for the Company was $11.75

         The range of the market price to book value for the group described above ranged from 91.4% to 124.2%. A range of $11.00 per share to $14.00 per share, equates to a market price to book value ratio for the Company of between approximately 90% and 123%. Therefore, in reviewing all the above information as well as other information deemed relevant, Keefe, Bruyette & Woods, Inc. concluded that the cash consideration range of $11.00 to $14.00 per share was fair to the shareholders from a financial point of view.

         In preparing its analysis, Keefe, Bruyette & Woods, Inc. made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Keefe, Bruyette & Woods, Inc. and the Company. The analyses performed by Keefe, Bruyette & Woods, Inc. is not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a companies securities will trade.

         Keefe, Bruyette & Woods, Inc. will receive a fee for services rendered in connection with advising and issuing a fairness opinion regarding the Offer. See "11. Fees and Expenses."

         5.       Plans for the Company After the Offer

         It is expected that following the Offer, the business and operations of the Company will be continued by the Company substantially as they are currently being conducted by management. Except for the Offer and as otherwise described in this Offer to Purchase, the Company does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of any operations of the Company or sale or transfer of a material amount of assets involving the Company or any of its subsidiaries, or any changes in the Company's capitalization or any other change in the

Company's corporate structure or business or the composition of its management. However, the Company will continue to review its business plan and strategic direction and in such process may develop strategies for internal growth through expansion of products and services or growth through acquisitions and/or branching.

         Following completion of the Offer, the Company may repurchase additional Shares in the open market, in privately negotiated transactions or otherwise. Any such purchases may be on the same terms or on terms which are more or less favorable to shareholders than the terms of the Offer. Rule 13e-4 under the Exchange Act prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

         6.       Certain Effects of the Offer

         Impact on Tendering Shareholders. Shareholders who sell Shares to the Company in response to the Offer will receive the Purchase Price in cash. The sale of Shares in response to the Offer will have federal income tax consequences to the selling shareholders and may have tax consequences under applicable federal, state, local and other tax laws. See "--Certain Federal Income Tax Consequences."

         Impact on Non-Tendering Shareholders. Decreased Equity Share - The purchase of Shares as a result of the Offer could decrease the Company's shareholders' equity per Share because the Purchase Price will be greater than the Company's shareholders' equity per Share of $12.19 at June 30, 1998. The Shares purchased by the Company pursuant to the Offer will be held in the Company's treasury and will constitute authorized but unissued Shares.

         Decreased Regulatory Capital - If the Company purchases Shares pursuant to the Offer with funds received as dividends from the Bank, the capital ratios of the Bank will be reduced but will continue to exceed the minimum capital ratios required by the OTS. See "--Fairness of the Offer." The Company does not anticipate any change to the current dividend policy, however, there can be no assurance that dividends will be paid in the future. Any payment of cash dividends in the future will depend upon the financial condition, capital requirements and earnings of the Company, regulatory restrictions applicable to financial institutions, as well as other factors the Board of Directors may deem relevant.

         Increased Insider Ownership - To the extent that officers and directors of the Company do not tender their Shares, the percentage ownership in the Company represented by their Shares will increase in proportion to the reduction in the number of Shares outstanding. See "Schedule A--Directors and Executive Officers." It is currently expected that after consummation of the Offer the officers, directors and the ESOP will own, in the aggregate, 49.98% of the outstanding Shares. Therefore, the Company's officers and directors will be able to exert greater control over the business affairs and management of the Company than that which they were able to exert prior to the Offer's consummation. After the Offer, it will be more difficult to remove directors and change the Company's management.

           Decreased Liquidity - The purchase of Shares by the Company will increase the percentage ownership of Shares held by non-tendering shareholders. The Offer may reduce the number of Shares that might otherwise be traded publicly and, depending upon the number of Shares purchased pursuant to the Offer, could adversely affect the liquidity and market value of the remaining Shares held by the public. The Shares are traded on the Nasdaq SmallCap Market. Consummation of the Offer will further reduce the liquidity of the Shares. Furthermore, the Shares will no longer be listed on the Nasdaq SmallCap Market. It is expected that the Shares will be traded in the over-the-counter market with quotations available on the OTS Electronic Bulletin Board. There can be no assurance that shareholders will be able to find willing buyers for their shares after the Offer.

         Periodic Reports - The Company is required to file periodic reports with the Commission pursuant to Section 13 of the Exchange Act. Regardless of the results of the Offer, the Company plans to apply to the Commission to suspend this duty if the number of its shareholders is less than 300 holders of record. Termination of the Company's reporting duty would substantially reduce the public information available concerning the Company. The reduction of such public information may adversely effect option holders' ability to exercise their options or resell such underlying securities as well as the ability of affiliates of the Company to resell Shares held by them. Such termination will, however, decrease the Company's non-interest expenses.

         7. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Shares.

         As of June 30, 1998, the Company's directors and executive officers as a group beneficially owned (including pursuant to options) an aggregate of 380,293 Shares (approximately 29.13% of the outstanding Shares including Shares issuable upon the exercise of options held by directors and executive officers). Such ownership includes 130,962 Shares as of June 30, 1998 subject to stock options which are held by executive officers and directors. This does not include 72,330 unallocated Shares held by the ESOP.

         Except as set forth in "Schedule A--Certain Transactions Involving Shares," neither the Company, nor any subsidiary of the Company nor, to the best of the Company's knowledge, any of the Company's directors or executive officers, nor any affiliates of any of the foregoing, had any transactions involving the Shares during the 40 business days prior to the date hereof.

         Except for outstanding options to purchase Shares granted from time to time over recent years to certain employees (including executive officers) and directors of the Company pursuant to the Company's stock option plans and except as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

         Executive officers and directors of the Company may participate in the Offer on the same basis as the Company's other shareholders. The Company has been advised that two of its directors intend to tender Shares pursuant to the Offer. The table below identifies the executive officer and directors of the Company that intend to tender their Shares and sets forth the number of Shares each expects to tender.

   Name                                        Shares to be tendered
   ----                                        ---------------------
   William J. Rueb, Director          (Not determined.  It is expected that Mr. Rueb will
                                      tender a substantial portion of his Shares.  Including
                                      options, Mr. Reub currently is the beneficial owner
                                      of 65,780 shares - see "Schedule A.")

   Larry C. Goddard, Director         10,000

         The price at which such tenders will be made has not been determined.

         Assuming the Company purchases 313,000 Shares pursuant to the Offer and no executive officers or directors of the Company tender in the Offer, the percentage of Shares outstanding held by executive officers, directors, and the ESOP would be approximately 49.98% of the outstanding Shares immediately after the Offer (including Shares issuable upon exercise of options held by executive officers and directors).

         8.       Certain Federal Income Tax Consequences

         General. The federal income tax discussion set forth below summarizes the principal federal income tax consequences to domestic shareholders of sales of stock pursuant to the Offer and is included for general information only. The discussion does not address all aspects of federal income taxation that may be relevant to a particular shareholder nor any relevant foreign, state, local or other tax laws. Certain shareholders (including, but not limited to, insurance companies, tax-exempt entities, foreign persons, financial institutions, broker dealers, employee benefit plans, personal holding companies and persons who acquired their Shares upon the exercise of employee stock options or as compensation) may be subject to special rules not discussed below. The discussion is based on laws, regulations, rulings and court decisions currently in effect as of the date of this Offer, all of which are subject to change. The Company intends that, under the terms of the Offer, sales of Shares will be completed in 1998 and shareholders will receive payment for purchased Shares in 1998. In that event, shareholders will report the sale of Shares pursuant to the Offer in 1998 for tax purposes. In the event that sales are not completed this year and/or shareholders receive payments for Shares in 1999, shareholders may be required to report the sale of Shares pursuant to the Offer in 1999 for tax purposes. The Company has neither requested nor obtained a written opinion of counsel or a ruling from the Internal Revenue Service (the "Service") with respect to the tax matters discussed herein. Prior to tendering any Shares pursuant to the Offer, each shareholder is strongly advised to consult with their own tax advisor as to the particular tax consequences of the Offer to such shareholder, including the application of foreign, state, local, or other tax laws.

         In general, a sale of Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes. Such sale will constitute a "redemption" within the meaning of Section 317 of the Internal Revenue Code of 1986, as amended (the "Code"). Each tendering shareholder will recognize either gain or loss from a sale of Shares or dividend income, depending upon the application of Section 302 of the Code to the shareholder's particular facts and circumstances. If the redemption qualifies as a sale of Shares under Section 302, the cash received pursuant to the Offer will be treated as a distribution from the Company in part or full payment in exchange for the Shares surrendered ("Sale Treatment"). Sale Treatment will result in the shareholder's recognizing gain or loss equal to the difference between (i) the cash received pursuant to the Offer and (ii) the shareholder's tax basis in the Shares surrendered. If the redemption does not qualify for Sale Treatment, the shareholder will not be treated as having sold Shares but will be treated as having received a dividend taxable as ordinary income, in an amount equal to the cash received pursuant to the Offer ("Dividend Treatment").

         Sale Treatment. Under Section 302 of the Code, a sale of Shares pursuant to the Offer will be treated as a sale of such Shares for federal income tax purposes if such sale of Shares (i) results in a "complete redemption" of all of the shareholder's stock in the Company, (ii) is a "substantially disproportionate redemption" with respect to the shareholder, or
(iii) is "not essentially equivalent to a dividend" with respect to the shareholder. In determining whether any of these three tests under Section 302 is satisfied, shareholders must take into account not only Shares that they actually own, but also any Shares that they are deemed to own pursuant to the constructive ownership rules of Section 318 of the Code. Pursuant to these constructive ownership rules, shareholders will be treated as owning a certain amount of (i) Shares held by certain family members, including the shareholder's spouse, children, grandchildren, and parents, (ii) Shares owned by certain trusts of which the shareholder is a beneficiary, (iii) Shares owned by an estate of which the shareholder is a beneficiary, (iv) Shares owned by any partnership or "S corporation" in which the shareholder is a partner or shareholder, (v) Shares owned by any non-S corporation of which the shareholder owns at least 50% in value of the stock and (vi) Shares that the shareholder can acquire by exercise of an option or similar right.

         A shareholder's sale of Shares pursuant to the Offer will generally result in a "complete redemption" of all the shareholder's stock in the Company if, pursuant to the Offer, the Company purchases all of the Shares actually owned by the shareholder and subsequently the shareholder does not constructively own any Shares. If the shareholder's sale of Shares pursuant to the Offer would satisfy the complete redemption requirement but for the shareholder's constructive ownership of Shares held by certain family members, such shareholder may, under certain circumstances, be entitled to waive such constructive ownership, provided the shareholder complies with the provisions of Section 302(c) of the Code. If the shareholder actually owns no Shares after selling his or her Shares pursuant to the Offer, constructively owns only Shares owned by certain family members, and the shareholder qualifies to and does waive constructive ownership of Shares owned by certain family members, that redemption of Shares would generally qualify as a "complete redemption."

         A shareholder's sale of Shares pursuant to the Offer will generally be a "substantially disproportionate redemption" with respect to the shareholder if the percentage of Shares actually and constructively owned by the shareholder compared to all the outstanding Shares of the Company immediately following the sale of Shares pursuant to the Offer (treating as not outstanding all Shares sold by all the shareholders pursuant to the Offer) is less than 80% of the percentage of Shares actually and constructively owned by the shareholder compared to all the outstanding Shares of the Company immediately before the sale of Shares pursuant to the Offer (treating as outstanding all Shares sold by the shareholders pursuant to the Offer). This test will be applied to each shareholder individually, regardless of the effect of the redemption on the other shareholders.

         A shareholder's sale of Shares pursuant to the Offer will generally "not be essentially equivalent to a dividend" if, as a result of the sale of Shares pursuant to the Offer, the shareholder experiences a "meaningful reduction" in his proportionate interest in the Company, including the shareholder's voting rights, participation in earnings, and liquidation rights and taking into account the constructive ownership rules. The Service has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder who does not exercise any control over company affairs may constitute a "meaningful reduction" in the shareholder's interest in the company. The fact that the redemption fails to qualify as a sale pursuant to the other two tests is not taken into account in determining whether the redemption is "not essentially equivalent to a dividend."

         Shareholders should be aware that their ability to satisfy any of the foregoing tests may be affected by proration pursuant to the Offer. Therefore, a shareholder can be given no assurance, even if he tenders all of his Shares, that the Company will purchase a sufficient number of such Shares to permit him to satisfy any of the foregoing tests. Shareholders should also be aware that it is possible that, depending on the facts and circumstances, an acquisition or disposition of Shares in the market or to other parties as part of an integrated plan may be taken into account in determining whether any of the foregoing tests is satisfied. Shareholders are strongly advised to consult with their own tax advisors with regard to whether acquisitions from sales to third parties, including market sales, may be so integrated. Subsequent open market purchases by the Company may also be taken into account in determining whether any of the foregoing tests is satisfied.

         If any of the above three tests is satisfied by a tendering shareholder, such shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer and the shareholder's tax basis in the Shares sold. Such gain or loss must be determined separately for each block of Shares sold (i.e., Shares acquired at the same time in a single transaction), and will be capital gain or loss, assuming the Shares were held by the shareholder as a capital asset. Capital gain or loss will qualify as long-term capital gain or loss if, at the time the Company accepts the Shares for payment, the Shares were held by the shareholder for more than eighteen (18) months.

         Dividend Treatment. If none of the three foregoing tests are satisfied, the tendering shareholder generally will be treated as having received a dividend, taxable as ordinary income, in an amount equal to the total cash received by the shareholder pursuant to the Offer, provided the Company has sufficient accumulated or current earnings and profits. The Company expects that its current and accumulated earnings and profits will be sufficient to cover the amount of all distributions pursuant to the Offer, if any, that are treated as dividends. To the extent that the purchase of Shares from any shareholder pursuant to the Offer is treated as a dividend, such shareholder's tax basis in any Shares which the shareholder actually or constructively retains after consummation of the Offer will be increased by the shareholder's tax basis in the Shares surrendered pursuant to the Offer.

         Treatment of Dividend Income for Corporate Shareholders. In the case of a corporate shareholder, if the cash received for Shares pursuant to the Offer is treated as a dividend, the dividend income may be eligible for the dividends-received deduction under Section 243 of the Code. The dividends-received deduction is subject to certain limitations and may not be available if the corporate shareholder does not satisfy certain holding period requirements with respect to the Shares or if the Shares are treated as "debt-financed portfolio stock." The Company believes that the Offer will not result in a pro rata distribution to all shareholders. Consequently, dividends received by corporate shareholders pursuant to the Offer will probably be treated as "extraordinary dividends" as defined by Section 1059 of the Code. Corporate shareholders should consult their tax advisors as to the availability of the dividends-received deduction and the application of Section 1059 of the Code.

         SEE "THE OFFER--PROCEDURES FOR TENDERING SHARES" WITH RESPECT TO THE APPLICATION OF BACKUP FEDERAL INCOME TAX WITHHOLDING.

         9.       Dissenters' Rights

         No dissenters' rights are available to shareholders in connection with the Offer under applicable Wyoming law.

                                    THE OFFER

         1.       Number of Shares; Proration.

         Upon the terms and subject to the conditions of the Offer, the Company will purchase up to 313,000 Shares or such lesser number of Shares as are validly tendered (and not withdrawn in accordance with "--Withdrawal Rights") prior to the Expiration Date (as defined below) at prices not in excess of $14.00 nor less than $11.00 net per Share in cash. The term "Expiration Date" means 5:00 p.m., Wyoming time, on Thursday, November 19, 1998, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. In the event of an oversubscription of the Offer, Shares tendered at or below the Purchase Price prior to the Expiration Date will be subject to proration except for Odd Lots as explained below. The proration period also expires on the Expiration Date.

         The Company will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price (not greater than $14.00 nor less than $11.00 per Share) that it will pay for Shares validly tendered pursuant to the Offer taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select a single per Share Purchase Price that will allow it to buy 313,000 Shares (or such lesser number as are validly tendered at prices not greater than $14.00 nor less than $11.00 per Share) pursuant to the Offer. The Company reserves the right, in its sole discretion, to purchase more than 313,000 Shares pursuant to the Offer. The Offer is not conditioned on any minimum number of shares being tendered. See "--Certain Conditions of the Offer."

         If (i) the Company increases or decreases the price to be paid for Shares, increases the number of Shares being sought and any such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, decreases the number of Shares being sought, or incurs dealer manager soliciting fees and
(ii) the Offer is scheduled to expire less than ten business days from and including the date that notice of such increase or decrease is first published, sent or given in the manner specified in "--Extension of the Offer;Termination; Amendment," the Offer will be extended for at least ten business days from and including the date of such notice. For purposes of the Offer, a "business day" means any day other than Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Wyoming time.

         In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender Shares must specify the price, not in excess of $14.00 nor less than $11.00 per Share, at which they are willing to sell their Shares to the Company. Shares validly tendered pursuant to the Offer at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, subject to the terms and conditions of the Offer, including the proration provisions. All Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date.

         Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 313,000 Shares (or such greater number of Shares as the Company may elect to purchase) have been validly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, the Company will purchase validly tendered Shares on the basis set forth below:

         (a) first, all Shares tendered and not withdrawn prior to the Expiration Date by any Odd Lot Holder (as defined below) who:

                  (1) tenders all Shares beneficially owned by such Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all Shares owned by such shareholder will not qualify for this preference); and

                  (2) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

         (b) second, after purchase of all of the foregoing Shares, all other Shares validly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares) as described below.

         Odd Lots. For purposes of the Offer, the term "Odd Lots" shall mean all Shares validly tendered prior to the Expiration Date at prices at or below the Purchase Price and not withdrawn by any person (an "Odd Lot Holder") who owned, beneficially or of record, as of the close of business on October 15, 1998 and as of the Expiration Date, an aggregate of fewer than 100 Shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. In order to qualify for this preference, an Odd Lot Holder must tender all such Shares in accordance with the procedures described in "--Procedures for Tendering Shares." As set forth above, Odd Lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if such holders have separate accounts or certificates representing fewer than 100 Shares. By accepting the Offer, an Odd Lot Holder would not only avoid the payment of brokerage commissions but also would avoid any applicable odd lot discounts in a sale of such holder's Shares. Any shareholder wishing to tender all of such shareholder's Shares pursuant to this Section should complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

         The Company also reserves the right, but will not be obligated, to purchase all Shares validly tendered by any shareholder who tendered all Shares owned, beneficially or of record, at or below the Purchase Price and who, as a result of proration, would then own, beneficially, an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase by the number of Shares purchased through the exercise of the right.

         Proration. In the event that proration of tendered Shares is required, the Company will determine the proration factor as soon as practicable following the Expiration Date. Proration for each shareholder tendering Shares, other than Odd Lot Holders, shall be based on the ratio of the number of Shares tendered by such shareholder to the total number of Shares tendered by all shareholders, other than Odd Lot Holders, at or below the Purchase Price. Because of the difficulty in determining the number of Shares validly tendered (including Shares tendered by guaranteed delivery procedures, as described in Section 2) and not withdrawn, and because of the odd lot procedure, the Company does not expect that it will be able to announce the final proration factor or to commence payment for any Shares purchased pursuant to the Offer until approximately seven over-the-counter ("OTC") trading days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers.

         This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

         2.       Procedures for Tendering Shares.

         Valid Tender of Shares. For Shares to be validly tendered pursuant to the Offer, (a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry delivery set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) including any required signature guarantees and any other documents required by the Letter of Transmittal, must be received prior to 5:00 p.m., Wyoming time, on the Expiration Date by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or
(b) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

         IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, SHAREHOLDERS DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST PROPERLY INDICATE IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" ON THE LETTER OF TRANSMITTAL THE PRICE (IN MULTIPLES OF $.125) AT WHICH THEIR SHARES ARE BEING TENDERED. SHAREHOLDERS WHO DESIRE TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE A SEPARATE LETTER OF TRANSMITTAL FOR EACH PRICE AT WHICH SHARES ARE TENDERED, PROVIDED THAT THE SAME SHARES CANNOT BE TENDERED (UNLESS VALIDLY WITHDRAWN PREVIOUSLY IN ACCORDANCE WITH THE TERMS OF THE OFFER) AT MORE THAN ONE PRICE. IN ORDER TO VALIDLY TENDER SHARES, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

         In addition, Odd Lot Holders who tender all such Shares must complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment available to Odd Lot Holders as set forth in "--Number of Shares; Proration."

         Signature Guarantees and Method of Delivery. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company or The Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities") whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or (ii) if Shares are tendered for the account of a member firm of a registered national securities exchange, a member of the National Bank of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch or agency in the United States. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an eligible guarantor institution (bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program) pursuant to Rule 17Ad-15 promulgated under the Exchange Act (an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution.

         In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities as described above), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal. The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

         Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at each Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in a Book-Entry Transfer
Facility's system may make book-entry delivery of the Shares by causing such facility to transfer Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, either (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to a book-entry transfer facility does not constitute delivery to the Depositary.

         Backup Federal Income Tax Withholding. To prevent backup federal income tax withholding on payments made to shareholders for Shares purchased pursuant to the Offer, each shareholder who does not otherwise establish an exemption from such withholding must provide the Depositary with the shareholder's correct taxpayer identification number and provide certain other information by completing the substitute Form W-9 included in the Letter of Transmittal. Foreign shareholders may be required to submit Form W-8, certifying non-United States status, to avoid backup withholding. See Instructions 12 and 13 of the Letter of Transmittal. For a discussion of certain federal income tax consequences to tendering shareholders, see "Certain Federal Income Tax Consequences."

         Withholding For Foreign Shareholders. The Depositary will withhold federal income taxes equal to 30% of the gross payments payable to a foreign shareholder or his agent unless the Depositary determines that an exemption from or a reduced rate of withholding is available pursuant to a tax treaty or an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business in the United States. In order to obtain an exemption from or a reduced rate of withholding pursuant to a tax treaty, a foreign shareholder must deliver to the Depositary a properly completed Form 1001 (or any related successor form). For this purpose, a foreign shareholder is a shareholder that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of the source of such income. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the Depositary a properly completed Form 4224 (or any related successor form). The Depositary will determine a shareholder's status as a foreign shareholder and eligibility for a reduced rate of, or an exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., Form 1001 or Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A foreign shareholder who has not previously submitted the appropriate certificates or statements with respect to a reduced rate of, or exemption from, withholding for which such shareholder may be eligible should consider doing so in order to avoid excess withholding. A foreign shareholder may be eligible to obtain a refund of tax withheld if such shareholder meets one of the three tests for sale treatment described in "Certain Federal Income Tax Consequences" or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of withholding.

         Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share certificates are not immediately available (or the procedures for book-entry delivery cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

         (a) such tender is made by or through an Eligible Institution;

         (b) the Depositary receives by hand, mail, telegram or facsimile transmission, on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase (specifying the price at which the Shares are being tendered), including (where required) a signature guarantee by an Eligible Institution; and

         (c) the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry delivery of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary within three OTC trading days after the date of receipt by the Depositary of such Notice of Guaranteed Delivery.

         If any tendered Shares are not purchased, or if less than all Shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry delivery at a Book-Entry Transfer Facility, such Shares will be credited to the appropriate account maintained by the tendering shareholder at the appropriate Book-Entry Transfer Facility, in each case without expense to such shareholder.

         Employee Stock Ownership Plan. As of June 30, 1998, the ESOP owned 117,820 Shares of which 49,050 Shares were allocated to the accounts of the participants. Shares allocated to participants' accounts will, subject to the limitations of the Employee Retirement Income Security Act of 1974, as amended, and applicable regulations thereunder ("ERISA"), be tendered by the Trustee of the plan according to the instructions of participants to the Trustee. Decisions as to whether to tender Shares not allocated to participants' accounts will be made by the Trustee subject to the terms of the plan and ERISA. The Trustee will make available to the participants whose accounts hold allocated Shares all documents furnished to the shareholders in connection with the Offer generally and will provide additional information in a separate letter with respect to the operations of the Offer to the participants of the ESOP. Each participant will also receive a form upon which the participant may instruct the Trustee regarding the Offer. Each participant may direct that all, some or none of the Shares allocated to the participant's account be tendered. Participants will also be afforded withdrawal rights. See "--Withdrawal Rights."

         Under ERISA the Company will be prohibited from purchasing any Shares from the ESOP (including Shares allocated to the accounts of participants) if the Purchase Price is less than the prevailing market price of the Shares on the date the Shares are accepted for payment pursuant to the Offer.

         Company Stock Option Plans. The Company is not offering, as part of the Offer, to purchase any of the options outstanding under the Company's stock option plans and tenders of such options will not be accepted. In no event are any options to be delivered to the Depositary in connection with a tender of Shares hereunder. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

         Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid therefor and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payment for which may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities have been cured by the tendering shareholder or waived by the Company. None of the Company, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice.

         Tendering Shareholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to the Company that (a) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and
(b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender and at the end of the proration period, the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire such Shares for tender by conversion, exchange or exercise and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

         3.       Withdrawal Rights.

         Except as otherwise provided in this Section 4, the tender of Shares pursuant to the Offer is irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 12:00 midnight, Wyoming time, on Wednesday, December 16, 1998.

         For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic or facsimile transmission form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the name of the registered holder, if different, the number of Shares tendered and the number of Shares to be withdrawn. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry delivery set forth in "-- Procedures for Tendering Shares," the notice of withdrawal also must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. None of the Company, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in any notice of withdrawal nor shall any of them incur liability for failure to give any such notice. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties.

         Withdrawals may not be rescinded and any Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered prior to the Expiration Date by again following one of the procedures described in "--Procedures for Tendering Shares."

         If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of the Company, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 3.

         4.       Price Range Of Shares; Dividends

         The Shares trade is on the Nasdaq SmallCap Market under the symbol "TRIC." The following table sets forth, for the periods indicated, the high and low closing per Share sales price as published by the Nasdaq statistical report and the cash dividends paid per Share in each such fiscal quarter.

                                                                     Dividends
                                                                        Paid
Fiscal Year                                High(1)        Low(1)    Per Share(1)
-----------                                -------        ------    ------------

1996:

1st Quarter............................... $9.25        $8.25          $0.125

2nd Quarter...............................  9.25         8.75           --

3rd Quarter...............................  9.44         9.00           0.125

4th Quarter...............................  9.50         9.00           --


1997:

1st Quarter...............................  9.50         9.00           0.075

2nd Quarter............................... 10.63         9.50           0.075

3rd Quarter............................... 12.25        10.75           0.075

4th Quarter............................... 15.00        11.50           0.10



1998:

1st Quarter............................... 15.00        13.13           0.10

2nd Quarter............................... 16.50        12.50           0.11

3rd Quarter .............................. 13.00        11.50           0.11

4th Quarter (through October 15, 1998).... 11.75        11.25             --


---------------------
(1) Restated to reflect stock dividend in a form of a 100% stock split paid December 8, 1997.

         On October 13, 1998, the last full trading day on which a sale was reported prior to the commencement of the Offer, the closing per Share sales price was $11.25. Shareholders are urged to obtain current market quotations for the Shares. For trading information regarding the Shares, shareholders may call Keefe, Bruyette & Woods, Inc. at 1-877-298-6520.

         5.       Purchase of Shares and Payment of Purchase Price.

         Upon the terms and subject to the conditions of the Offer, the Company will determine the Purchase Price it will pay for the Shares validly tendered and not withdrawn prior to the Expiration Date, taking into account the number of Shares so tendered and the prices specified by tendering shareholders, and will accept for payment and pay for (and thereby purchase) Shares validly tendered at prices at or below the Purchase Price as promptly as practicable following the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted (and therefor purchased) Shares which are tendered at or below the Purchase Price and not withdrawn (subject to the proration provisions of the Offer) when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

         Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date the Company will accept for payment and pay a single per Share Purchase Price for 313,000 Shares (subject to increase or decrease as provided in "--Extension of the Offer; Termination; Amendment") or such lesser number of Shares as are validly tendered at prices not in excess of $14.00 nor less than $11.00 per Share and not withdrawn as permitted in "--Withdrawal Rights."

         The Company will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders.

         In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately seven OTC trading days after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry delivery, such Shares will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered such Shares) to the tendering shareholder as promptly as practicable after the Expiration Date without expense to the tendering shareholders. Under no circumstances will interest on the Purchase Price be paid by the Company by reason of any delay in making payment.

         The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to the Company of the payment of the stock transfer taxes, or
exemption  therefrom,  is  submitted.   See  Instruction  7  of  the  Letter  of
Transmittal.

         ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING. SEE "-- PROCEDURES FOR TENDERING SHARES" AND INSTRUCTION 12 OF THE LETTER OF TRANSMITTAL. ALSO SEE "-- PROCEDURES FOR TENDERING SHARES" REGARDING FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN SHAREHOLDERS.

         6.       Certain Conditions of the Offer.

         Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act (see "-- Extension of the Offer; Termination; Amendment"), if at any time on or after October 23, 1998 and prior to the time of payment for any such Shares any of the following events shall have occurred (or shall have been determined by the Company to have occurred) which, in the Company's reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

         (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which: (1) challenges the making of the Offer, the acquisition of Shares pursuant to the Offer or otherwise relates in any manner to the Offer or (2) in the Company's reasonable judgment, could materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company; or

         (b) there shall have been any claim, action or proceeding threatened, pending or taken, or any consent, license, authorization, permit or approval withheld, or any law, statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, enforced or deemed to be applicable to the Offer or the Company, by or before any court or any government or governmental, regulatory or administrative agency or authority (federal, state, local or foreign) or tribunal, domestic or foreign, which, in the reasonable judgment of the Company, could or might directly or indirectly
(i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit the consummation of the Offer,
(ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares, (iii) materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries, or (iv) materially impair the contemplated benefits of the Offer to the Company; or

         (c) there shall have occurred any of the following events: (i) the commencement of any state of war, international crisis or national emergency;
(ii) the declaration of any banking moratorium or suspension of payments by banks in the United States or any limitation on the extension of credit by lending institutions in the United States; (iii) any general suspension of trading or limitation of prices for securities on any securities exchange or in the over-the-counter market in the United States; (iv) any significant adverse change in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect upon the trading of the Shares; (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the reasonable judgment of the Company, a material acceleration or worsening effect thereof; or (vi) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on October 13, 1998; or

         (d) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or shall have been publicly disclosed, or the Company shall have learned that any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), shall have acquired or proposed to acquire beneficial ownership of more than five percent of the outstanding Shares, or any new group shall have been formed that beneficially owns more than five percent of the outstanding Shares; or

         (e) there shall have occurred any event which, in the reasonable judgment of the Company, has resulted in an actual or threatened material adverse change in the business, financial condition, assets, income, operations, prospects or stock ownership of the Company or which may adversely affect the value of the Shares; and, in the reasonable judgment of the Company, such event makes it inadvisable to proceed with the Offer or with acceptance for payment of or payment for any Shares.

         The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

         7.       Extension of the Offer; Termination; Amendment.

         The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in "-- Certain Conditions of the Offer" shall have occurred or been determined by the Company to have occurred, (a) to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof no later than 9:00 a.m., Wyoming time, on the next business day after the previously scheduled Expiration Date, and (b) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the range of prices it may pay for Shares or the number of Shares being sought in the Offer) by giving oral or written notice of such amendment to the Depositary and, as promptly as practicable thereafter, making a public announcement thereof. If (i) the Company increases or decreases the price to be paid for Shares, increases or decreases the number of Shares being sought in the Offer or incurs dealer manager soliciting fees and, in the event of an increase in the number of Shares being sought, such increase exceeds two percent of the outstanding Shares and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given in the manner specified in this Section 7, the Offer will, at least, be extended until the expiration of such period of ten business days. The Company also expressly reserves the right, in its sole and absolute discretion, to terminate the Offer and not to accept for payment or pay for Shares upon the occurrence of any of the conditions specified in "--Certain Conditions of the Offer" by giving oral or written notice of such termination to the Depositary and, as promptly as practicable thereafter, making a public announcement thereof. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law (including Rule 13e- 4(e)(2) under the Exchange
Act), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. The rights reserved by the Company in this paragraph are in addition to the Company's rights under "--Certain Conditions of the Offer." Payment for Shares accepted for payment pursuant to the Offer may be delayed in the event of proration due to the difficulty of determining the number of validly tendered Shares. See "--Number of Shares; Proration" and "--Purchase of Shares and Payment of Purchase Price."

         8.       Source and Amount of Funds.

         Assuming that the Company purchases 313,000 Shares pursuant to the Offer at a price of $14.00 per Share, the cost to the Company (including all fees and expenses relating to the Offer), is estimated to be approximately $4,500,000. The Company plans to obtain all the funds needed for the Offer from a dividend from the Bank of $4,500,000. The Bank filed a Notice of Capital Distribution (the "Notice") with the OTS, regarding the dividend, on August 19, 1998. On September 21, 1998, the Company received a letter of non objection regarding the payment of such dividend. Pursuant to OTS regulations, the OTS could object to the dividend within 30 days of the filing of the Notice. Such dividend has already been paid by the Bank.

         9.       Certain Information Concerning The Company

         General. The Company is the holding company for the Bank which was originally chartered in 1935. The Bank is primarily engaged in the business of attracting deposits from the general public and using those deposits, together with other funds, to originate loans on one-to four-family residences and, to a lesser extent, multi-family, consumer loans, (including automobile and home equity loans), commercial real estate loans and commercial business loans. The Bank's loan portfolio consists of both adjustable-rate and fixed-rate mortgage loans. The Bank also purchases loans and participates in loans with other financial and mortgage banking institutions on a case by case basis. Additionally, the Bank invests in mortgage-backed and investment securities.

         The business of the Bank is conducted through its main office in Torrington, Wyoming and its branch office in Wheatland, Wyoming.

         The Bank is subject to examination by the OTS and the Federal Deposit Insurance Corporation. The Company, as a federal savings and loan holding company, is subject to examination by the OTS.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

         Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the audited financial statements for the years ended December 31, 1997 and 1996 and from the unaudited financial statements for the six months ended June 30, 1998 and 1997 included in Annex II to this Offer to Purchase. The selected information below is qualified in its entirety by reference to such consolidated financial statements and the financial information and related notes contained therein.

                            Tri-County Bancorp, Inc.
                    Summary Historical Financial Information

                                                  At June 30,                              At December 31,
                                     -------------------------------------------------------------------------------------------
                                                       1998                                         1997                  1996
                                     -------------------------------------------------------------------------------------------

                                                                        (Dollars in thousands)

Selected Financial Condition
and Other Data

Total assets........................                $86,549                                      $89,961            $85,888

Loans receivable, net...............                 40,211                                       40,425             35,265

Mortgage-backed securities, net.....                 23,537                                       21,273             25,247

Investment securities, net..........                 15,523                                       23,240             21,466

Cash and cash equivalents...........                  5,540                                        2,638              2,289

Deposits............................                 45,594                                       45,405             48,533

Total shareholders' equity..........                 14,232                                       13,827             13,146


                                                  Six Months Ended June 30,                   Year Ended December 31,
                                     -------------------------------------------------------------------------------------------
                                                      1998                   1997                   1997                 1996
                                     -------------------------------------------------------------------------------------------

                                                                     (Dollars in thousands, except per share amounts)
Interest income.....................                 $3,158                 $3,123                $6,466                $5,494

Interest expense....................                  1,815                  1,791                 3,722                 3,026

Net interest income.................                  1,343                  1,332                 2,744                 2,468

Provision for loan losses...........                     --                     --                    --                    --

Noninterest income..................                     94                     90                   105                   159

Noninterest expense.................                    784                    744                 1,623              1,811(2)

Income tax expense..................                    195                    206                   325                   276

Net income .........................                    459                    472                   901                540(2)

Net income per share - diluted......                   0.37                   0.37                  0.71                  0.41

Dividends per share.................                   0.21                   0.15                  0.33                  0.25

Book value per share................                  12.19                  11.25                 11.84                 10.80



                                                      At or For Six Months Ended                    At or For Year Ended
                                                               June 30,                                   December 31,
                                             -----------------------------------------------------------------------------------
                                                    1998(1)                 1997(1)                1997               1996(2)
                                             -----------------------------------------------------------------------------------


Selected financial ratios:

Return on average assets............                   1.04%                  1.08%                 1.02%              0.71%

Return on average equity............                   6.54                   7.07                  6.68               4.05

Dividend payout ratio...............                  53.42                  38.69                 42.95              57.83

Average equity/total assets.........                  15.94                  15.33                 14.99              15.51

Allowance for loan losses/loans
receivable, net.....................                   1.01                   1.11                  1.01               1.16

Efficiency ratio....................                  54.52                  52.34                 56.96              68.93(4)


------------------
(1)      The ratios for the six month periods are annualized.
(2) The Federal Deposit Insurance Corporation has imposed a special assessment on the Savings Bank Insurance Fund members based on deposits as of March 31, 1995. The Bank paid an assessment of $304,606 on September 30, 1996, which was required to be accrued and expended for the quarter ended September 30, 1996.
(3) The consolidated ratio of earnings to fixed charges has been computed by dividing income before income taxes, cumulative effect of changes in accounting principles and fixed charges by fixed charges. Fixed charges represent all interest expense (ratios are presented both excluding and including interest on deposits). There were no amortization of notes and debentures expense nor any portion of net rental expense which was deemed to be equivalent to interest on debt. Interest expense (other than on deposits) includes interest on notes, federal funds purchased and securities sold under agreements to repurchase, and other funds borrowed.
(4)      Without Savings Association Insurance Fund one-time assessment: 57.33%.

                    SELECTED PRO FORMA FINANCIAL INFORMATION

         The following unaudited pro forma financial information of the Company for the six months ended June 30, 1998 and the fiscal year ended December 31, 1997 show the effects of the purchase of 313,000 Shares pursuant to the Offer. The balance sheet data give effect to the purchase of Shares pursuant to the Offer as if it had occurred as of the date of the balance sheet. The pro forma financial information should be read in conjunction with the audited financial statements and related notes thereto for the year ended December 31, 1997 and the unaudited financial statements for the six months ended June 30, 1998 contained in Annex II to this Offer to Purchase. The pro forma financial information does not purport to be indicative of the results that would actually have been attained had the purchases of the Shares been completed at the dates indicated or that may be attained in the future.

                            Tri-County Bancorp, Inc.
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                         Six Months Ended June 30, 1998
                  (Dollars in thousands, except per share data)

                                                                                           Shares Purchased at
                                                                                           -------------------

                                                                                        $11.00              $14.00
                                                                                       per Share           per Share
                                                                                       ---------           ---------



Interest income..................................................................             $3,051              $3,013

Interest expense (3).............................................................              1,815               1,815
                                                                                               -----               -----

     Net interest income.........................................................              1,236               1,198

Provision for credit losses......................................................                 --                  --
                                                                                               -----               -----

     Net interest income after provision for credit losses.......................              1,236               1,198

Noninterest income...............................................................                 94                  94

Noninterest expenses.............................................................                784                 784
                                                                                               -----               -----

Income before income taxes.......................................................                546                 508

Income tax expense (3)...........................................................                158                 145
                                                                                               -----               -----

     Net income..................................................................             $  388              $  363
                                                                                               =====               =====

     Basic earnings per share....................................................             $ 0.44              $ 0.43
                                                                                               =====               =====

     Diluted earnings per share..................................................             $ 0.40              $ 0.38
                                                                                               =====               =====

Weighted average shares outstanding (2)..........................................            854,498             854,498





Efficiency ratio...............................................................               59.26%              60.60%



        See Notes to Unaudited Proforma Financial Information on page 34

                            Tri-County Bancorp, Inc.
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                          Year Ended December 31, 1997
                  (Dollars in thousands, except per share data)


                                                                                            Shares Purchased at
                                                                                            -------------------

                                                                                        $11.00              $14.00
                                                                                       per Share           per Share
                                                                                       ---------           ---------



Interest income..................................................................          $   6,216           $   6,150

Interest expense (3).............................................................              3,723               3,723
                                                                                             -------             -------

     Net interest income.........................................................              2,493               2,427

Provision for credit losses......................................................                 --                  --
                                                                                             -------             -------

     Net interest income after provision for credit losses.......................              2,493               2,427

Noninterest income...............................................................                105                 105

Noninterest expenses.............................................................              1,623               1,623
                                                                                             -------             -------

Income before income taxes.......................................................                991                 909

Income tax expense (3)...........................................................                245                 218
                                                                                             -------             -------

     Net income..................................................................           $    746            $    691
                                                                                             =======             =======

     Basic earnings per share....................................................           $   0.83            $   0.78
                                                                                             =======             =======

     Diluted earnings per share..................................................           $   0.77            $   0.72
                                                                                             =======             =======



Weighted average shares outstanding (2)..........................................            881,347             881,347

Efficiency ratio.................................................................              62.46               64.09









        See Notes to Unaudited Proforma Financial Information on page 34

                            Tri-County Bancorp, Inc.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  June 30, 1998
                  (Dollars in thousands, except per share data)

                                                                                              Shares Purchased at
                                                                                         ------------------------------
                                                                                           $11.00              $14.00
                                                                                          per Share           per Share
                                                                                          ---------           ---------
ASSETS
Cash and cash equivalents (3)....................................................         $  5,425            $  5,394
Certificates of deposit in other financial institutions..........................               --                  --
Securities available for sale (3)................................................           28,673              27,734
Securities held to maturity......................................................            6,826               6,826
Loans receivable, net............................................................           40,211              40,211
Other assets.....................................................................            1,739               1,739
                                                                                           -------             -------
     Total assets................................................................         $ 82,874            $ 81,904
                                                                                           =======             =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
-----------
  Deposits.......................................................................         $ 45,594            $ 45,594
  Borrowings (3).................................................................           25,623              25,623
  Other liabilities..............................................................            1,064               1,052
                                                                                            ------              ------
     Total liabilities...........................................................           72,281              72,269
Shareholders' equity
--------------------
  Common stock...................................................................              150                 150
  Paid in capital................................................................            7,152               7,152
  Retained earnings (6)..........................................................            8,929               8,910
  Unrealized gain on securities available for sale...............................              897                 897
  Treasury stock (1)(2)(4).......................................................           (6,206)             (7,145)
  Unearned ESOP/MSBP.............................................................             (329)               (329)
     Total shareholders' equity..................................................           10,593               9,636
                                                                                            ------              ------
     Total liabilities and equity................................................          $88,274             $81,904
                                                                                            ======              ======
   Shareholders' equity/total assets.............................................            12.78%              11.76%
   Book value per common share...................................................          $ 12.40             $ 11.28




        See Notes to Unaudited Proforma Financial Information on page 34

                            Tri-County Bancorp, Inc.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                December 31, 1997
                  (Dollars in thousands, except per share data)

                                                                                                Shares Purchased at
                                                                                                -------------------
                                                                                           $11.00            $14.00
                                                                                          per Share         per Share
                                                                                          ---------         ---------
ASSETS
Cash and cash equivalents (3)..............................................               $  2,388           $  2,322
Certificates of deposit in other financial institutions....................                     --                 --
Securities available for sale (3)..........................................                 32,965             32,026
Securities held to maturity................................................                  7,987              7,987
Loans receivable, net......................................................                 40,425             40,425
Other assets...............................................................                  2,383              2,383
                                                                                           -------            -------
     Total assets..........................................................               $ 86,148           $ 85,143
                                                                                           =======            =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
-----------
Deposits...................................................................                $45,405            $45,405
Borrowings (3).............................................................                 29,697             29,697
Other liabilities..........................................................                    946                923
                                                                                            ------             ------
     Total liabilities.....................................................                 76,048             76,025
Shareholders' equity
--------------------
Common stock...............................................................                    150                150
Paid in capital............................................................                  7,101              7,101
Retained earnings (6)......................................................                  8,626              8,584
Unrealized gain on securities available for sale...........................                    817                817
Treasury stock (1)(2)(4)...................................................                 (6,206)            (7,145)
Unearned ESOP/MSBP.........................................................                 (  388)            (  388)
     Total Shareholders' equity............................................                 10,100              9,118
                                                                                            ------             ------
     Total liabilities and equity..........................................                $86,148            $85,143
                                                                                            ======             ======
Shareholders' equity/total assets..........................................                  11.72%             10.71%
Book value per common share................................................                 $11.82             $10.67



        See Notes to Unaudited Proforma Financial Information on page 34

                            Tri-County Bancorp, Inc.
               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION


(1) The proforma financial information reflects the repurchase of 313,000 Shares of stock at $11.00 and $14.00 per Share, as appropriate.

(2) The balance sheet data give effect to the purchase of Shares as of the balance sheet date. The income statement data give effect to the purchase of Shares as of the beginning of each period presented.

(3) The funds used to purchase Shares were considered to have been obtained from cash and cash equivalents and securities available for sale. The income statement data reflects the decrease in investment income as if cash was used to purchase the common stock at the beginning of the period.

(4) Effect has been given to costs to be incurred in connection with the Offer, which are estimated to be $118,000. Such costs will be capitalized as part of the costs of the stock purchased.

(5) Net income after tax effect on earnings as a result of pro forma effect of repurchase.

(6) After tax effect of reduced earnings due to the loss of interest income resulting from the sale of cash and cash equivalents and securities available for sale.

         10. Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

         The Shares are not currently "margin securities" under the rules of the Federal Reserve Board. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to not be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

         The Savings and Loan Holding Company Act and the Change in Bank Control Act each set forth thresholds with respect to the ownership of voting shares of a savings and loan holding company of 5% to 10%, respectively, over which the owner of such voting shares may be determined to control such savings and loan holding company. If, as a result of the Offer, the ownership interest of any shareholder in the Company is increased over these thresholds, such shareholder may be required to reduce its ownership interest in the Company or file a notice with regulators. Each shareholder whose ownership interest may be so increased is urged to consult the shareholder's own legal counsel with respect to the consequences to the shareholder of the Offer.

         The Company  files  periodic  reports with the  Commission  pursuant to
Section 13 of the Exchange Act. Regardless of the results of the Offer the Company will consider applying to the Commission to suspend this duty if the number of its shareholders is less than 300 holders of record. Termination of the Company's reporting duty would substantially reduce the public information available concerning the Company. Such termination will, however, decrease the Company's non-interest expenses.

         11.      Fees and Expenses.

         The Company has retained Keefe, Bruyette & Woods, Inc. to act as Deal Manager and Information Agent and American Securities Transfer & Trust, Inc. to act as Depositary in connection with the Offer. The Deal Manager and Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Deal Manager and Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services and will be reimbursed by the Company for certain reasonable out-of-pocket expenses, including attorneys' fees.

         No fees or commissions will be payable to brokers, dealers or other persons (other than fees to the Deal Manager and Information Agent and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by such persons in forwarding the Offer to Purchase and related materials to the beneficial owners of Shares held by any such person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Deal Manager and Information Agent or the Depositary for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

         The estimated costs and fees to be paid by the Company in connection with the Offer are as follows:

         Legal fees.........................................   $ 30,000
         Commission filing fees.............................      1,000
         Printing and mailing expenses......................     18,000
         Depositary fees....................................      7,500
         Deal Manager and Information Agent fees............     61,300
         Miscellaneous......................................        200
                                                                -------
         Total..............................................   $118,000
                                                                =======

                             ADDITIONAL INFORMATION

         The Company is currently subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information are available for inspection at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and for inspection and copying at the regional offices of the Commission, located at Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http:\www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                                  MISCELLANEOUS

         The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction.

         Pursuant to Rule 13e-3 and Rule 13e-4 under the Exchange Act, the Company has filed with the Commission a Rule 13e-3 Transaction Statement and an Issuer Tender Offer Statement on Schedule 13E-4 which contain additional information with respect to the Offer. Such Schedule 13E-3 and Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in "Additional Information" with respect to information concerning the Company.




                                            Tri-County Bancorp, Inc.


October 23, 1998

                                                                      Schedule A

         1.       Directors and Executive Officers

         The following table sets forth certain information about the Company's directors and executive officers as of June 30, 1998.

                                                           Number of Shares                 Percent of          Percent of Shares
 Name and Address(1)        Principal Occupation          Beneficially Owned                  Shares              After Offer
 -------------------        --------------------          ------------------                ----------          ------------------
                                                DIRECTORS
Larry C. Goddard            Optometrist                       46,930(3)                         3.59%                   4.73%
Lance H. Griggs             Dentist                           48,912(2)(4)                      3.71                    4.93
David C. Kellam             Owner, Torrington Turf Farm       64,240(2)(5)                      4.92                    6.47
Carl F. Rupp                Farmer                            24,734(2)(6)                      1.89                    2.49
William J. Rueb             Owner, Cattle Hide and            65,780(2)(6)                      5.04                    6.56
                            Processing Company
Robert L. Savage            President and Chief Executive     93,685(7)                         7.18                    9.44
                            Officer of Bank & Company
                                      NON-DIRECTOR EXECUTIVE OFFICERS
Earl F. Warren, Jr.         Senior Vice President of Bank     16,866(8)                         1.15                    1.70
                            & Company
Tommy A. Gardner            Vice President & Chief            19,146(9)                         1.33                    1.93
                            Financial Officer of Bank &
                            Company


-----------------
(1) The address of the individuals listed above is 2201 Main Street, Torrington, Wyoming. Each of the individuals listed above is a citizen of the United States of America.
(2) Excludes 117,820 Shares (68,770 currently unallocated) held under the ESOP Committee for which such specified individual (or certain individuals in the named group) serves as a member of the ESOP Committee or as an ESOP Trustee. Such individuals disclaim beneficial ownership with respect to such Shares held in a fiduciary capacity.
(3) Includes (i) 14,950 Shares subject to options under the SOP; (ii) 5,000 Shares owned by Mr. Goddard's spouse, which Shares Mr. Goddard may be deemed to beneficially own.
(4) Includes (i) 14,950 Shares subject to options under the SOP; (ii) 12,656 Shares owned by Mr. Griggs' spouse, which Shares Mr. Griggs may be deemed to beneficially own; and (iv) 1,000 Shares held in trust.
(5) Includes (i) 14,950 Shares subject to options under the SOP;(ii) 23,110 Shares owned by Mr. Kellam's spouse, which Shares Mr. Kellam may be deemed to beneficially own.
(6)      Includes (i) 14,950 Shares subject to options under the SOP;
(7) Includes 9,677 Shares held in ESOP and allocated for the benefit of Mr. Savage; Includes (i) 41,860 Shares subject to options under the SOP;
         (ii) 5,000 Shares owned by Mr. Savage's spouse, which Shares Mr. Savage may be deemed to beneficially own.
(8) Includes(i) 6,408 Shares held in the ESOP and allocated for the benefit of Mr. Warren; (ii) 8,970 Shares subject to options under the SOP;
(9) Includes (i)6,450 Shares held in the ESOP and allocated for the benefit of Mr. Gardner; (ii) 8,970 Shares subject to options under the SOP;

         2.       Principal Shareholders

         The following table lists the name and address of each person who, to the best knowledge of the Company, owned beneficially (as determined in accordance with the rules and regulations of the Commission) more than 5% of the Shares as of June 30, 1998.

                                                             Amount and Nature of                          Percent of Shares
Name and Address of Beneficial Owner                         Beneficial Ownership                            Outstanding(1)
------------------------------------                         --------------------                            --------------

Tri-County Federal Savings Bank Employee                       117,820(2)                                        10.09%
  Stock Ownership Plan
2201 Main Street
Torrington, Wyoming 82240

First Financial Fund, Inc.                                      83,200(3)(4)                                      7.13%
Gateway Center Three
100 Mulberry Street, 9th Floor
Newark, New Jersey 07102-4077

Wellington Management Company                                   95,000(3)(4)                                      8.14%
75th State Street
Boston, Massachusetts 02109

R. Keith Long                                                  121,700(3)(5)                                     10.42%
450 Royal Palm Way
Suite 502
Palm Beach, Florida  33480

Robert L. Savage                                                93,685(3)(6)                                      7.18%
112 Linda Vista
Torrington, Wyoming  82240

Friedlander & Co., Inc.                                         85,200(3)(7)                                      7.30%
Theodore Friedlander, III
322 East Michigan Street, Suite 402
Milwaukee, Wisconsin  53202

William J. Rueb                                                  65,780(3)(8)                                     5.04%
RR 1, Box 91
Torrington, Wyoming  82240

The Burton Partnership                                          64,000(3)                                         5.48%
P.O. Box 4643
Jackson, WY  83001



----------------------------------
(1)      Based on the number of Shares outstanding as of June 30, 1998.
(2) Includes allocated and unallocated Shares. The ESOP purchased such Shares for the exclusive benefit of plan employee participants with borrowed funds. These Shares are held in a suspense account and will be allocated among ESOP participants annually on the basis of compensation as the ESOP debt is repaid. See "Director and Executive Officer Compensation -- Other Compensation -- Employee Stock Ownership Plan."

(3) Based upon Schedules 13Ds or 13Gs and amendments thereto (if applicable) filed with the Company pursuant to the 1934 Act by the beneficial owners.
(4) Shares are owned by a variety of investment adviser clients of the beneficial owner. No specific client is known to have a beneficial ownership of more than 5% of the class, except for First Financial Eq. which is an investor of both Wellington Management Company and First Financial Fund, Inc.
(5) Represents 46,300 Shares beneficially owned by Otter Creek Partners I, L.P. ("Otter Creek") and 75,400 Shares beneficially owned by First Reinsurance Company of Hartford ("First Reinsurance"), 45 West Main Street, Avon, Connecticut 06001. R. Keith Long is the sole shareholder of Otter Creek Management, Inc., which is the general partner in Otter Creek. First Reinsurance maintains an investment account with Otter Creek. Mr. Long shares with First Reinsurance the power to dispose of the Shares. First Reinsurance has no rights with respect to Shares owned by Otter Creek or any other stockholder.
(6) Includes 41,860 Shares granted under the SOP. Includes 5,000 Shares held in an IRA for the benefit of the spouse of Mr. Savage which he may be deemed to beneficially own. Includes 9,677 Shares held by the ESOP for the benefit of Mr. Savage.
(7) Theodore Friedlander III is a controlling person of Friedlander & Co., Inc. ("Friedlander") and as such may be deemed to beneficially own the Shares of the Company beneficially owned by Friedlander. Mr. Friedlander beneficially owns less than 1% of the Shares held by Friedlander and disclaims beneficial ownership of all other Shares held by Friedlander.
(8)      Includes 14,950 Shares granted under the SOP.


         3.       Certain Transactions Involving Shares

         Neither the Company, nor any subsidiary of the Company nor, to the best of the Company's knowledge, any of the Company's directors or executive officers, nor any affiliates of any of the foregoing, had any transactions involving the Shares during the 40 business days prior to the date hereof.

         4.       Previous Stock Repurchases

         Since March 11, 1996, the Company has purchased 57,039 Shares at a range of prices of $9.00 to $12.00. The average purchase price for each quarterly period since the second quarter of 1996 is disclosed below.

         Fiscal Year                               Average Purchase Price(1)
         -----------                               -------------------------

         1996:

          1st Quarter..............................              --
          2nd Quarter..............................           $9.16
          3rd Quarter..............................              --
          4th Quarter..............................              --


          1997:

          1st Quarter..............................              --
          2nd Quarter..............................          $12.00
          3rd Quarter..............................              --
          4th Quarter..............................              --


          1998:

          1st Quarter..............................              --
          2nd Quarter..............................              --

--------------------------
(1) Restated to reflect stock dividend in a form of a 100% stock split paid December 8, 1997.

                                                                         Annex I

                          KEEFE, BRUYETTE & WOODS, INC.

                       211 BRADENTON AVE. DUBLIN, OH 43017


PHONE                                                                        FAX
614-766-8400                                                        614-766-8406






October 16, 1998


Board of Directors
Tri-County Bancorp, Inc.
2201 Main Street
Torrington, WY  82240-2317


Gentlemen:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the shareholders of Tri-County Bancorp, Inc. ("TRIC"), of the range of consideration to be received by such shareholders in the proposed common share tender (the "Tender"). We have not been requested to opine as to, and our opinion does not in any matter address, TRIC's underlying business decision to proceed with or effect the Merger.

Pursuant to the terms and conditions of the offering document, dated October 23, 1998, TRIC will offer to purchase its common shares at prices not in excess of $11.00 nor less than $14.00 per share in cash. Total cash consideration could equal $4.5 million. The complete terms of the proposed transaction are described in the offering document, and this summary is qualified in its entirety by reference thereto.

Keefe Bruyette & Woods, Inc. ("KBW"), as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated offerings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, thrifts and bank and thrift holding companies.

In October, 1998, you engaged us to advise and manage the Tender. Because of the structure and extent of this Tender, KBW has also been requested to deliver a fairness opinion as to the offering range. Prior to the commencement of this Tender, we reviewed certain financial and other business data supplied to us by TRIC including audited financial statements for the years ended December 31, 1997, 1996 and 1995 and unaudited quarterly information for the quarters ended March 31, 1998 and June 30, 1998 and preliminary financial statements for the quarter ended September 30, 1998 and certain other information we deemed relevant. We considered historical quotations and the prices of recorded transactions in TRIC's common stock since its public offering and conversion to a stock holding company in September 1993. We reviewed financial and stock market data of other thrifts, particularly of the asset size and capitalization similar to TRIC. Further we have acted as financial advisor and investment banker for TRIC on recent shareholder enhancements efforts, which have included exploration of a possible strategic alliance with other financial institutions.

For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by TRIC and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from TRIC, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of TRIC's management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of TRIC. We have further relied on the assurances of management of TRIC that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature of the Tender, as disclosed in the offering document.

In rendering our opinion, we have assumed that in the course of obtaining any necessary approvals for the Tender, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Tender to TRIC or the ability to consummate the Tender. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

We have been engaged as deal manager and information agent, which includes the issuance of this fairness opinion, for a fee, a majority of which is contingent upon the successful completion of the Tender. In addition, TRIC has agreed to indemnify us for certain liabilities arising out of our engagement by TRIC in connection with the Tender. We have also performed various investment banking services for TRIC in the past and have received customary fees for such services.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the range of consideration to be received by the shareholders who participate in the TRIC Tender is fair, from a financial point of view.

This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the offering document which is being distributed to TRIC shareholders.

Very truly yours,

/s/Keefe, Bruyette & Woods, Inc.
Keefe, Bruyette & Woods, Inc.

                                                                        Annex II

                          INDEX TO FINANCIAL STATEMENTS

                            Tri-County Bancorp, Inc.



Second Quarter 1998 Financial Statements

  Consolidated Statements of Financial Condition (Unaudited)
   as of June 30, 1998 and December 31, 1997................................II-2

  Consolidated Statements of Operations (Unaudited)
   for the Three and Six Months Ended June 30, 1998 and 1997................II-3

  Consolidated Statement of Stockholders' Equity............................II-4

  Consolidated Statements of Cash Flows
   (Unaudited) for the Six Months Ended
   June 30, 1998 and 1997...................................................II-5

  Notes to Consolidated Financial
   Statements (Unaudited)...................................................II-6

Annual Financial Statements

  Independent Auditor's Report..............................................II-8

  Consolidated Statements of Financial Condition
   as of December 31, 1997 and 1996.........................................II-9

  Consolidated Statements of Operations for the
   Years Ended December 31, 1997 and 1996..................................II-10

  Consolidated Statements of Stockholders'
   Equity for the Years Ended December 31, 1997 and 1996...................II-11

  Consolidated Statements of Cash Flows
   for the Years Ended December 31, 1997 and 1996..........................II-12

  Notes to Consolidated Financial Statements...............................II-13

                    TRI-COUNTY BANCORP, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                         June 30,   December 31,
                                    ASSETS                                 1998         1997
                                                                       (unaudited)
                                                                      ------------   -----------
Cash                                                                  $   485,471    $   758,398
Interest earning deposits at other financial institutions               5,054,233      1,880,407
Securities available-for-sale                                          32,234,461     36,526,012
Securities held-to-maturity, market value of $7,005,664 (1998) and
$8,260,991 (1997)                                                       6,825,657      7,987,250
Loans receivable, net                                                  40,210,594     40,425,288
Loans held for resale                                                     373,657        117,111
Office property and equipment, net                                        843,659        886,879
Prepaid expenses and other assets                                         521,689      1,379,180
                                                                      -----------    -----------
                                                       Total Assets   $86,549,421    $89,960,525
                                                                      ===========    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Demand deposits                                                       $   802,122    $   541,510
Savings and NOW deposits                                               13,506,298     12,504,022
Time deposits                                                          31,285,850     32,359,696
                                                                      -----------    -----------
                                                    Total Deposits     45,594,270     45,405,228
                                                                      -----------    -----------

Advance from Federal Home Loan Bank                                    25,622,867     29,696,616
Advances by borrowers for taxes and insurance                             114,266        101,267
Accounts payable and accrued expenses                                     307,275        269,105
Deferred income taxes                                                     679,127        661,125
                                                                      -----------    -----------
                                                 Total Liabilities     72,317,805     76,133,341
                                                                      -----------    -----------

Stockholders' Equity
    Preferred stock, $.10 par value, 5,000,000 shares authorized,
    none issued                                                                 0              0
    Common stock, 10,000,000 share of $.10 par value authorized,
    1,495,000 (1998) and 1,495,000 (1997) shares issued                   149,500        149,500
    Additional paid in capital                                          7,152,276      7,100,600
    Retained earnings - substantially restricted                        9,006,760      8,792,947
    Unearned compensation relating to Management Stock Bonus Plan
    and ESOP                                                             (328,675)      (388,025)
    Unrealized gain/(loss) on securities available-for-sale, net
    of tax                                                                897,069        817,476
    Treasury stock, 327,502 (1998) and 327,502 (1997) shares, at
    cost                                                               (2,645,314)    (2,645,314)
                                                                      -----------    -----------
                                        Total Stockholders' Equity     14,231,616     13,827,184
                                                                      -----------    -----------
                        Total Liabilities and Stockholders' Equity    $86,549,421    $89,960,525
                                                                      ===========    ===========

           See notes to condensed consolidated financial statements.

                    TRI-COUNTY BANCORP, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                      Three Months Ended             Six Months Ended
                                                            June 30,                      June 30,
                                                      1998           1997           1998           1997
                                                   ----------     ----------     ----------     ----------
Interest Income
  Loans                                            $  873,719     $  749,565     $1,731,371     $1,488,061
  Securities available-for-sale                       535,015        653,333      1,104,756      1,238,758
  Securities held-to-maturity                         130,655        184,940        275,008        375,524
  Other interest earning assets                        29,651          8,910         46,634         20,886
                                                   ----------     ----------     ----------     ----------
                Total Interest Income               1,569,040      1,596,748      3,157,769      3,123,229
                                                   ----------     ----------     ----------     ----------
Interest Expense
  Deposits                                            515,787        546,399      1,026,471      1,093,218
  Advances and other borrowings                       391,032        381,904        788,420        697,926
                                                   ----------     ----------     ----------     ----------
                Total Interest Expense                906,819        928,303      1,814,891      1,791,144
                                                   ----------     ----------     ----------     ----------
                Net Interest Income                   662,221        668,445      1,342,878      1,332,085

Provision for credit losses                                --             --             --             --
                                                   ----------     ----------     ----------     ----------
               Net Interest Income After
               Provision for Credit Losses            662,221        668,445      1,342,878      1,332,085
                                                   ----------     ----------     ----------     ----------
Non-interest Income
  Gain on sale of loans                                19,084          6,452         25,744         16,403
  Gain(loss) on sale of available-for-sale
  securities                                               --          1,172             --          1,172
  Service charges on deposits                          28,537         28,135         57,799         56,316
  Other, net                                            6,462         11,486         10,937         15,947
                                                   ----------     ----------     ----------     ----------
               Total Non-interest Income               54,083         47,245         94,480         89,838
                                                   ----------     ----------     ----------     ----------
Non-interest Expense
  Compensation and benefits                           209,476        195,993        418,939        385,593
  Occupancy and equipment                              80,235         86,073        160,662        161,865
  Federal deposit insurance premium                     7,031          7,964         14,500         15,315
  Other, net                                           98,766         92,157        189,669        181,457
                                                   ----------     ----------     ----------     ----------
               Total Non-interest Expense             395,508        382,187        783,770        744,230
                                                   ----------     ----------     ----------     ----------
               Earnings Before Income Taxes           320,796        333,503        653,588        677,693
Income taxes                                           93,600         90,400        194,600        205,652
                                                   ----------     ----------     ----------     ----------
               Net Earnings(Loss)                  $  227,196     $  243,103     $  458,988     $  472,041
                                                   ==========     ==========     ==========     ==========

Earnings(Loss) Per Common Share - Primary               $0.19          $0.20          $0.39          $0.39
                                                        =====          =====          =====          =====

               Cash Dividend Paid Per Common Share      $0.11          $0.08          $0.21          $0.15
                                                        =====          =====          =====          =====

           See notes to condensed consolidated financial statements.

                    TRI-COUNTY BANCORP, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                     For the Six Months Ended June 30, 1998
                                   (unaudited)

                                                                                              Unrealized
                                                                    Employee                   Gain on
                                            Additional              Stock        MSBP          Securities
                                  Common    Paid-In     Retained    Ownership    Unearned      Available-  Treasury
                                  Stock     Capital     Earnings    Plan         Compensation  for-sale    Stock        Total
                                ---------------------------------------------------------------------------------------------------
Balance - December 31, 1997       $149,500  $7,100,600  $8,792,947  $(343,850)   $(44,175)     $817,476    $(2,645,314) $13,827,184

 Net earnings                           --          --     458,988         --          --            --             --      458,988

 Repayment of ESOP debt                 --          --          --     29,900          --            --             --       29,900

 Allocation of ESOP shares              --      51,676          --         --          --            --             --       51,676

 Amortization of deferred
 compensation                           --          --          --         --      29,450            --             --       29,450

 Change in unrealized gain on
 securities available-for-sale,
 net of tax                             --          --          --         --          --        79,593             --       79,593

 Dividends paid - cash                  --          --    (245,175)        --          --            --             --     (245,175)

 Treasury stock purchased               --          --          --         --          --            --             --           --

 Dividends paid - stock                 --          --          --         --          --            --             --           --

                                  --------   ---------  ----------  ---------    --------      --------    -----------  -----------
Balance - June 30, 1998           $149,500   $7,152,27  $9,006,760  $(313,950)   $(14,725)     $897,069    $(2,645,314) $14,231,616
                                  ========   =========  ==========  =========    ========      ========    ===========  ===========

            See notes to consolidated condensed financial statements.

                    TRI-COUNTY BANCORP, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)

                                                                       Six Months Ended
                                                                           June 30,
                                                                     1998          1997
                                                                 ----------     ----------
Net Cash Provided by Operations                                  $1,180,229     $  482,281

Investing Activities
  Principal payments received on held-to-maturity securities      1,235,699      1,404,137
  Purchase of held-to-maturity securities                           (75,000)            --
  Purchase of available-for-sale securities                      (7,398,590)    (6,626,825)
  Sale of available-for-sale securities                                  --      1,927,850
  Principal payments received on available-for-sale securities   11,845,194        786,017
  Net decrease(increase) in loans                                 3,586,091       (137,622)
  Purchase of loans                                              (3,371,397)    (1,448,720)
  Proceeds from sale of real estate owned                                --         52,392
  Investment in property and equipment and real estate owned        (14,421)       (69,087)
                                                                 ----------     ----------
         Net Cash Provided (Used) by Investing Activities         5,807,576     (4,111,858)

Financing Activities
  Net increase (decrease) in deposits                               189,115     (1,691,314)
  Net increase (decrease) in advances from borrowers for
  taxes and insurance                                                13,000         13,404
  FHLB borrowings                                                 9,500,000     28,450,000
  Repayment of FHLB advance                                     (13,573,748)   (23,823,750)
  Payments received from ESOP                                        29,900         21,064
  Treasury stock purchased                                               --             --
  Cash dividends paid                                              (245,175)      (182,625)
                                                                 ----------     ----------
         Net Cash Provided (Used) by Financing Activities        (4,086,908)     2,786,779
                                                                 ----------     ----------
         Increase (Decrease) in Cash and Cash Equivalents         2,900,897       (842,798)

Cash and cash equivalents - beginning of period                   2,638,807      2,288,592
                                                                 ----------     ----------
Cash and cash equivalents - end of period                        $5,539,704     $1,445,794
                                                                 ==========     ==========

Supplemental Disclosures
  Cash paid for:
       Interest                                                   1,819,710     1,811,574
       Income taxes                                                 257,300       221,300


           See notes to consolidated condensed financial statements.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  June 30, 1998
                                   (unaudited)

NOTE 1 - BASIS OF PRESENTATION

The unaudited condensed consolidated financial statements include the accounts of Tri-County Bancorp, Inc. (the "Company"), Tri-County Federal Savings Bank (the "Bank") and First Tri-County Services, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

The accompanying unaudited condensed consolidated financial statements were prepared in accordance with generally accepted accounting principles for interim financial information and with instructions for Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all information and disclosures required by generally accepted accounting principles for complete financial statements. The accompanying consolidated financial statements do not purport to contain all the necessary financial disclosures required by generally accepted accounting principles that might otherwise be necessary in the circumstances and should be read together with the 1997 consolidated financial statements and notes thereto of Tri-County Bancorp, Inc. and Subsidiaries included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997. However, all normal recurring adjustments have been made which, in the opinion of Management, are necessary to the fair presentation of the financial statements.

The results of operations for the six-month period ended June 30, 1998 are not necessarily indicative of the results which may be expected for the year ending December 31, 1998 or any other period.

See Notes 2 and 3.



NOTE 2 - EARNINGS PER SHARE

In February  1997, the FASB issued  Statement No. 128,  Earnings Per Share (SFAS
128). SFAS 128 replaced the calculation of primary and fully diluted earnings per share (EPS) with basic and diluted EPS. Unlike primary EPS, basic EPS excludes any dilutive effects of options, warrants, and convertible securities. Diluted EPS is very similar to fully diluted EPS. All EPS amounts presented have been restated, as applicable, to conform with the new requirements.

                                                      Three Months Ended       Six Months Ended
                                                           June 30,                 June 30,
                                                       1998        1997         1998        1997
                                                   ----------  ----------   ----------  ----------
EARNINGS PER SHARE
  Net earnings available for common shares and
  common stock equivalent shares deemed to have
  a dilutive effect                                  $227,196    $243,103     $458,988    $472,041
                                                     ========    ========     ========    ========

  Basic earnings per share                              $0.19       $0.20        $0.39       $0.39
                                                        =====       =====        =====       =====

  Diluted earnings per share                            $0.18       $0.19        $0.37       $0.36
                                                        =====       =====        =====       =====

  Shares used in basic earnings per share
  computation. Weighted average common shares
  outstanding                                       1,167,498   1,217,498    1,167,498   1,217,498
                                                    =========   =========    =========   =========

  Shares used in diluted earnings per share
  computation. Weighted average common shares
  outstanding                                       1,260,873   1,289,402    1,260,520   1,286,347

  Additional potentially dilutive effect of
  stock options                                        93,375      71,904       93,022      68,849
                                                   ----------  ----------   ----------  ----------

                                                   $1,167,498  $1,217,498   $1,167,498  $1,217,498
                                                   ==========  ==========   ==========  ==========

NOTE 3 - INVESTMENTS

Effective January 1, 1994, the Company adopted SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. In accordance with SFAS No. 115, the Company classified its investment securities and mortgage-backed securities as either "held-to-maturity," "available-for-sale," or "trading." Management has determined that all applicable securities are either "held-to-maturity" or "available-for-sale."

Investment and mortgage-backed securities designated as held-to-maturity are stated at cost adjusted for amortization of the related premiums and accretion of discounts, computed using the level yield method. The Company has the positive intent and ability to hold these securities to maturity.

Investment and mortgage-backed securities designated as available-for-sale are stated at estimated market value. Unrealized gains and losses are aggregated and reported as a separate component of equity capital, net of deferred taxes. These securities are acquired with the intent to hold them to maturity, but they are available for disposal in the event of unforeseen liquidity needs.

      Board of Directors
      Tri-County Bancorp, Inc. and Subsidiaries


                        REPORT OF INDEPENDENT AUDITORS

      We have audited the accompanying consolidated statements of financial condition of Tri-County Bancorp, Inc. and Subsidiaries (Tri-County) as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of Tri-County's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial condition of Tri-County Bancorp, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.



      /s/DALBY, WENDLAND & CO., P.C.
      ------------------------------
      DALBY, WENDLAND & CO., P.C.
      Grand Junction, Colorado

      February 6, 1998

TRI-COUNTY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                 December 31,
ASSETS                                                       1997           1996
                                                      -----------    -----------
Cash and due from banks                               $   758,398    $   537,195
Interest earning deposits with banks                    1,880,407      1,751,397
Securities available for sale, at fair value           34,900,612     35,140,115
Securities held to maturity                             7,987,250     10,319,706
Loans held for sale, at market value                      117,111         90,000
Loans receivable, net of allowance for loan losses
  of $412,456 (1997) and 40,425,288 35,265,278
  $415,447 (1996)
Accrued interest receivable                               655,339        549,524
Federal Home Loan Bank stock                            1,625,400      1,253,300
Premises and equipment                                    886,879        921,681
Other assets                                              723,841         59,885
                                                      -----------    -----------
Total Assets                                          $89,960,525    $85,888,081
                                                      ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Demand deposits                                     $   541,510    $   367,480
  Savings and NOW deposits                             12,504,022     12,199,232
  Other time deposits                                  32,359,696     35,966,345
                                                      -----------    -----------
Total Deposits                                         45,405,228     48,533,057

  Advances from Federal Home Loan Bank                 29,696,616     23,460,492
  Advances by borrowers for taxes and insurance           101,267        104,387
  Accounts payable and accrued expenses                   269,105        234,141
  Deferred income taxes                                   661,125        410,440
                                                      -----------    -----------
Total Liabilities                                      76,133,341     72,742,517
                                                      -----------    -----------

Stockholders' Equity
  Preferred stock, authorized 5,000,000 shares,               --              --
    $.10 par value authorized, none issued or
    outstanding
  Common stock, authorized 10,000,000 shares,
    $.10 par value authorized, 1,495,000 (1997)
    and 747,500 (1996) shares issued                      149,500         74,750
  Additional paid-in capital                            7,100,600      7,029,604
  Retained earnings - substantially restricted          8,792,947      8,353,630
  Unearned compensation relating to Employee Stock
  Option Plan and Management Stock Bonus Plan            (388,025)      (506,725)
  Unrealized gain on securities available for
    sale, net of tax                                      817,476        239,619
  Treasury stock - 327,502 (1997) and 138,751
    shares (1996), at cost                             (2,645,314)    (2,045,314)
                                                      -----------    -----------
Total Stockholders' Equity                             13,827,184     13,145,564
                                                      -----------    -----------
Total Liabilities and Stockholders' Equity            $89,960,525    $85,888,081
                                                      ===========    ===========

                           See accompanying notes.

                  TRI-COUNTY BANCORP, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                                                Year ended December 31,
                                                                     1997         1996
                                                               -----------------------
INTEREST INCOME
  Interest and fees on loans                                   $3,144,917   $2,632,609
  Interest and  dividends  on  available  for sale securities:
    Taxable interest                                            2,459,395    1,781,693
    Dividends                                                     117,050      102,641
  Interest on held to maturity securities, taxable                683,848      944,406
  Other interest earning assets                                    61,236       32,553
                                                               ----------   ----------
Total Interest Income                                           6,466,446    5,493,902
                                                               ----------   ----------
INTEREST EXPENSE
  Deposits                                                      2,188,492    2,082,646
  Advances                                                      1,534,093      943,600
                                                               ----------   ----------
Total Interest Expense                                          3,722,585    3,026,246
                                                               ----------   ----------
Net Interest Income                                             2,743,861    2,467,656
PROVISION FOR LOAN LOSSES                                              --           --
                                                               ----------   ----------
  Net Interest Income After
  Provision for Loan Losses                                     2,743,861    2,467,656
                                                               ----------   ----------
NONINTEREST INCOME
  Service charges on deposits                                     112,449      100,795
  Gain on sale of loans                                            35,420       33,359
  Loss on sale of investments available for sale                  (71,421)      (5,596)
  Other income                                                     28,973       30,710
                                                               ----------   ----------
  Total Noninterest Income                                        105,421      159,268
                                                               ----------   ----------
NONINTEREST EXPENSE
  Compensation and benefits                                       891,096      810,212
  Occupancy and equipment                                         330,726      294,493
  SAIF assessment                                                      --      304,606
  Federal insurance premiums                                       30,518       97,894
  Other expenses                                                  370,476      303,497
                                                               ----------   ----------
Total Noninterest Expense                                       1,622,816    1,810,702
                                                               ----------   ----------
Net Income Before Income Taxes                                  1,226,466      816,222
PROVISION FOR INCOME TAXES                                        325,462      276,073
                                                               ----------   ----------
Net Income                                                     $  901,004   $  540,149
                                                               ==========   ==========
EARNINGS PER SHARE
  Basic                                                             $ .75        $ .44
                                                                    =====        =====
  Diluted                                                           $ .71        $ .41
                                                                    =====        =====




                           See accompanying notes.

                                                         TRI-COUNTY BANCORP, INC. AND SUBSIDIARIES

                                                      CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                       For the years ended December 31, 1997 and 1996

                                                                        Employee             Unrealized
                                             Additional                    Stock  Management     Gains/
                                     Common     Paid-in    Retained    Ownership       Stock  Losses on       Treasury
                                      Stock     Capital    Earnings         Plan  Bonus Plan Securities          Stock         Total
                                  ---------  ----------  ----------   ----------  ----------  ---------   ------------  ------------
BALANCE - January 1, 1996         $  74,750  $6,983,901  $8,125,865   $(463,450)  $(164,450)  $ 398,026   $(1,458,218)  $13,496,424
  Net income                              -           -     540,149           -           -           -             -       540,149
  Repayment of ESOP debt                  -           -           -      59,800           -           -             -        59,800
  Allocation of ESOP shares               -      45,703           -           -           -           -             -        45,703
  Amortization of deferred
    compensation-MSBP                     -           -           -           -      61,375           -             -        61,375
  Treasury stock purchased                -           -           -           -           -           -      (587,096)     (587,096)
  Change in unrealized loss on
    securities available
    for sale (net of taxes)               -           -           -           -           -    (158,407)            -      (158,407)
  Cash dividend                           -           -    (312,384)          -           -           -             -      (312,384)
                                  ---------  ----------  ----------   ---------   ---------    --------   -----------   -----------

BALANCE - December 31, 1996          74,750   7,029,604   8,353,630    (403,650)   (103,075)    239,619    (2,045,314)   13,145,564
  Net income                              -           -     901,004           -           -           -             -       901,004
  Repayment of ESOP debt                  -           -           -      59,800           -           -             -        59,800
  Allocation of ESOP shares               -      70,996           -           -           -           -             -        70,996
  Amortization of deferred
    compensation-MSBP                     -           -           -           -      58,900           -             -        58,900
  Treasury stock purchased                -           -           -           -           -           -      (600,000)     (600,000)
  Change in unrealized gain on
    securities available
    for sale (net of taxes)               -           -           -           -           -     577,857             -       577,857
  Two for one stock split
    effected as a stock dividend     74,750           -     (74,750)          -           -           -             -             -
  Cash dividend                           -           -    (386,937)          -           -           -             -      (386,937)
                                   --------  ----------  ----------   ---------   ---------   ---------   -----------   -----------

BALANCE - December 31, 1997        $149,500  $7,100,600  $8,792,947   $(343,850)  $ (44,175)  $ 817,476   $(2,645,314)  $13,827,184
                                   ========  ==========  ==========   =========   =========   =========   ===========   ===========



                             See accompanying notes.

                    TRI-COUNTY BANCORP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        Year ended December 31,
                                                                             1997         1996
                                                                         --------     --------
OPERATING ACTIVITIES
Net income                                                              $  901,004     $540,149
Adjustments to reconcile net income to net cash provided by operations:
  Depreciation and amortization                                             89,258       89,104
  Provision for deferred taxes                                            (47,000)      42,000
  Loss on sale of securities available for sale                             71,421        5,596
  Gain on sale of loans                                                    (35,420)     (33,359)
  Loss on sale of real estate owned                                              -        2,615
  FHLB stock dividends received                                           (106,400)     (93,400)
  Unvested forfeitable stock awarded                                        58,900       61,375
  Net change in other assets                                              (781,340)     (19,612)
  Net change in other liabilities                                           76,061      135,766
  Origination of loans held for sale                                    (1,603,145)  (1,780,506)
  Proceeds from sale of loans                                            1,611,454    1,808,794
                                                                         ---------    ---------
Net Cash Provided By Operations                                           234,793      758,522
                                                                         ---------    ---------
INVESTING ACTIVITIES
Net loan  origination  and principal  repayments on loans                  697,364       99,009
Purchase of loans                                                       (5,869,928)  (9,840,220)
Purchase of securities available for sale                               (7,765,700) (21,138,975)
Proceeds from sale of securities available for sale                      5,227,850    2,710,541
Principal received on securities available for sale                      3,321,899    1,154,524
Proceeds from maturity of securities held to maturity                      500,000            -
Principal received on securities held to maturity                        1,839,685    7,948,466
Proceeds from sale of real estate owned                                     75,786      210,777
Investment in property, equipment and real estate owned                    (89,574)     (81,370)
                                                                         ---------   ----------
Net Cash Used By Investing Activities                                   (2,062,618) (18,937,248)
                                                                         ---------   ----------
FINANCING ACTIVITIES
Net change in noninterest bearing demand, savings and NOW deposits         478,820    1,418,797
Net change in time deposits                                             (3,606,649)   2,530,961
Advances from Federal Home Loan Bank                                    53,218,250   49,784,625
Repayment of Federal Home Loan Bank advances                           (46,982,125) (33,324,133)
Decrease in advances by borrowers for taxes and insurance                   (3,121)     (11,984)
Dividends paid                                                            (386,937)    (312,384)
ESOP payments received                                                      59,800       59,800
Purchase of treasury stock                                                (600,000)    (587,096)
                                                                        ----------   ----------
Net Cash Provided by Financing Activities                                2,178,038   19,558,586
                                                                        ----------   ----------

Increase in Cash and Cash Equivalents                                      350,213    1,379,860
Cash and cash equivalents - Beginning of Period                          2,288,592      908,732
                                                                        ----------   ----------
Cash and cash equivalents - End of Period                               $2,638,805   $2,288,592
                                                                        ==========   ==========

                             See accompanying notes.

                    TRI-COUNTY BANCORP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1997 and 1996



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations
Tri-County Bancorp, Inc. (Tri-County) is a bank holding company organized under Wyoming law in 1993 and headquartered in Torrington, Wyoming. Through its subsidiaries, Tri-County provides a wide range of banking services to customers in its primary market area of eastern Wyoming.

Basis of Presentation
The consolidated financial statements include the accounts of Tri-County, its subsidiaries, Tri-County Federal Savings Bank (the Bank) and First Tri-County Services, Inc. The investment in the subsidiaries is accounted for using the equity method of accounting. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior period amounts have been reclassified to conform with the current year's presentation.

The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and
assumptions  that  affect  amounts   reported  in  the  consolidated   financial
statements.
Actual results could differ from those estimates.

On January 1, 1997,  Tri-County  adopted  Financial  Accounting  Standards Board
(FASB) Statement No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities (SFAS 125). The Statement is effective for transactions occurring after December 31, 1996. However, transactions such as securities lending, repurchase agreements, dollar rolls, and similar secured financing arrangements are not subject to the provisions of SFAS 125 until January 1, 1998. The standard provides that, following a transfer of financial assets, an entity is to recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered and derecognize liabilities when extinguished. The adoption of SFAS 125 did not have a material impact on Tri-County's consolidated financial statements. The impact of the delayed provisions is also not expected to be material.

In February  1997, the FASB issued  Statement No. 128,  Earnings Per Share (SFAS
128). SFAS 128 replaced the calculation of primary and fully diluted earnings per share (EPS) with basic and diluted EPS. Unlike primary EPS, basic EPS excludes any dilutive effects of options, warrants, and convertible securities. Diluted EPS is very similar to fully diluted EPS. All EPS amounts presented have been restated, as applicable, to conform with the new requirements.

In June 1997, the FASB issued Statement No. 130, Reporting Comprehensive Income (SFAS 130) and Statement No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131). Each of the new statements is effective for periods beginning after December 15, 1997, and requires that certain additional information be reported in the financial statements and related notes. Tri-County will adopt SFAS 130 in the first quarter of 1998 but doesn't expect SFAS 131 to affect its 1998 financial statements.

Securities
Debt securities that Tri-County has both the positive intent and ability to hold to maturity are classified as securities held to maturity. These are carried at amortized cost. Securities purchased with the intention of recognizing short-term profits are placed in the trading account and are carried at fair value. Tri-County does not have any such securities at December 31, 1997 or 1996, or during the years then ended. Securities not classified as held to maturity or trading are designated available for sale and carried at fair value. Unrealized gains and losses (net of taxes) on securities available for sale are carried as a separate component of stockholders' equity. Unrealized gains and losses on securities classified as trading would be reported in earnings. The amortized cost of specific securities sold is used to compute realized gains and losses. Amortization of premiums and discounts are recognized in interest income using the interest method.

Loans
Tri-County has established a lending policy where the credit worthiness of each customer is reviewed and the amount and type of collateral obtained, upon approval, is based on management's credit evaluation of the customer. Generally the loans are collateralized by mortgages held by Tri-County.

Loans are stated at the principal amount outstanding, net of deferred loan fees, discounts, and the allowance for loan losses. Interest on loans is calculated by using the simple interest method on the balance of the principal amount outstanding. Interest income on loans receivable is accrued as earned based on the principal balance outstanding. Tri-County discontinues the accrual of interest when the related loan is 90 days delinquent.

Net direct loan origination costs/fees, when material, are deferred and amortized over the term of the loan as a yield adjustment.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. For impaired loans, cash receipts are applied entirely against principal until the loan has been collected in full, after which time any additional cash receipts are recognized as interest income.

Allowance for Loan Losses The allowance for loan losses reflects management's judgment as to the level considered adequate to absorb potential losses inherent in the loan portfolio. This judgment is based on a review of individual loans, historical loss experience, economic conditions, portfolio trends and other factors. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by provisions charged to earnings and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

Mortgage Banking Operations
Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. All loans sold by Tri-County are sold with servicing released. Net unrealized losses are recognized in a valuation allowance by a charge to income. The cost of loans held for sale at December 31, 1997 and 1996 approximated their estimated market value.

Other Real Estate
Other real estate, acquired through partial or total satisfaction of loans, is included in other assets and carried at the lower of cost or fair value less estimated costs of disposition. At the date of acquisition, any losses are charged to the allowance for loan losses. Subsequent write-downs are included in noninterest expense. Realized losses from disposition of the property and declines in fair value that are considered permanent are charged to the reserve for other real estate, as applicable.

Federal Home Loan Bank Stock
The Bank, as a member of the Federal Home Loan Bank (FHLB), is required to maintain an investment in capital stock of the FHLB. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is carried at cost and is assumed to have a market value which is equal to cost.

Property and Equipment
Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets.

Income Taxes
Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Stock Options
In October 1995, FASB issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123). Under SFAS 123, an entity can choose to compute compensation expense related to stock options using a fair value method or can continue to use the intrinsic value method. If the intrinsic value method is chosen, then Tri-County will be required to present pro forma data for all awards granted in future fiscal years. If the fair value method is selected, SFAS 123 would be effective for all transactions entered into for fiscal years that began after December 15, 1995.

Tri-County had no stock option transactions that would require the implementation of SFAS 123 in the years ended December 31, 1997 and 1996. It is currently anticipated that Tri-County will continue to account for stock-based compensation plans under the intrinsic value method. Final determination of the method selected will be done in the year Tri-County has transactions covered by this accounting pronouncement.

Cash and Cash Equivalents and Supplemental Disclosures
For the purpose of reporting cash flows, cash and cash equivalents include cash on hand, demand deposits at other financial institutions and overnight deposits. Supplemental cash payments and noncash activities were as follows:


                                                 1997         1996
                                           ----------   ----------
Interest paid                              $3,729,293   $2,927,883
Income taxes paid                          $  367,300   $  243,600
Noncash transactions:
  Loans transferred to real estate owned   $   34,367  $    17,947

Earnings Per Share
Basic earnings per share is the amount of earnings for the period available to each share of common stock outstanding during the reporting period. Diluted earnings per share is the amount of earnings available to each share of common stock outstanding during the reporting period adjusted for the potential issuance of common shares for stock options.

The calculation of basic and diluted earnings per share for the years ended December 31 is as follows:

                                                 1997       1996
                                           ---------- ----------
Net income                                 $  901,004 $  540,149
                                           ========== ==========

Average common shares outstanding           1,194,210  1,239,775
Dilutive effect of stock options               79,000     63,237
                                            ---------  ---------
                                            1,273,210  1,303,012
                                            =========  =========
Earnings per share                             $  .75 $      .44
Diluted                                        $  .71 $      .41

Average common shares outstanding and the dilutive effect of stock options have been adjusted for Tri-County's December 8, 1997 two-for-one stock split effect as a dividend.

NOTE 2 -    SECURITIES

The amortized cost and estimated fair value at December 31 were as follows:

                                                                    Gross        Gross
                                                   Amortized   Unrealized   Unrealized         Fair
Securities Available for Sale                           Cost        Gains       Losses        Value
                                                 -----------  -----------  -----------  -----------
December 31, 1997
-----------------
Debt Securities
  U.S. Government and Federal
    Agency/Corporation Obligations               $13,496,353  $   108,732  $   (20,000) $13,585,085
  U.S. Agency mortgage-backed securities          13,621,365      190,988      (23,240)  13,789,113
                                                 -----------  -----------  -----------  -----------
Total Debt Securities                             27,117,718      299,720      (43,240)  27,374,198
                                                 -----------  -----------  -----------  -----------

Equity Securities
  U.S. Government and Federal
    Agency/Corporation Obligations                    25,662    1,073,436            -    1,099,098
  Asset management funds
    ARM portfolio                                    536,085            -       (2,095)     533,990
    Mortgage securities performance portfolio      5,982,545            -      (89,219)   5,893,326
                                                 -----------  -----------  -----------  -----------
Total Equity Securities                            6,544,292    1,073,436      (91,314)   7,526,414
                                                 -----------  -----------  -----------  -----------
                                                 $33,662,010  $ 1,373,156  $  (134,554) $34,900,612
                                                 ===========  ===========  ===========  ===========
December 31, 1996
-----------------
Debt Securities
  U.S. Government and Federal
    Agency/Corporation Obligations               $ 8,928,006  $    29,549  $   (36,291) $ 8,921,264
  U.S. Agency mortgage-backed securities          15,932,166       61,955      (61,709)  15,932,412
                                                 -----------  -----------  -----------  -----------
Total Debt Securities                             24,860,172       91,504      (98,000)  24,853,676
                                                 -----------  -----------  -----------  -----------

Equity Securities
  U.S. Government and Federal
    Agency/Corporation Obligations                    25,662      697,515            -      723,177
  Asset management funds
    ARM portfolio                                  1,137,836            -       (7,854)   1,129,982
    Mortgage performance portfolio securities      8,753,387            -     (320,107)   8,433,280
                                                 -----------  -----------  -----------  -----------
Total Equity Securities                            9,916,885      697,515     (327,961)  10,286,439
                                                 -----------  -----------  -----------  -----------
                                                 $34,777,057  $   789,019  $  (425,961) $35,140,115
                                                 ===========  ===========  ===========  ===========

Securities Held to Maturity
December 31, 1997
-----------------
U.S. Government and Federal
  Agency/Corporation Obligations                 $   503,321  $    18,394  $         -  $   521,715
U.S. Agency mortgage-backed securities             7,483,929      264,543       (9,196)   7,739,276
                                                 -----------  -----------  -----------  -----------
                                                  $7,987,250  $   282,937  $    (9,196) $ 8,260,991
                                                 ===========  ===========  ===========  ===========
December 31, 1996
-----------------
U.S. Government and Federal
  Agency/Corporation Obligations                 $1,005,570   $    27,380  $         -  $ 1,032,950
U.S. Agency mortgage-backed securities            9,314,136       264,217      (21,895)   9,556,458
                                                 -----------  -----------  -----------  -----------
                                                 $10,319,706  $   291,597  $   (21,895) $10,589,408
                                                 ===========  ===========  ===========  ===========

The amortized cost and fair value of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                           Held to Maturity          Available for Sale
                                        -----------------------   ------------------------
                                         Amortized         Fair    Amortized          Fair
                                              Cost        Value         Cost         Value
                                        ----------   ----------   ----------   -----------
Due in one year or less                 $        -   $        -   $ 1,998,121  $ 1,999,780
Due after one year through five years      503,321      521,715     3,500,000    3,495,955
Due after five years through ten years           -            -     5,998,232    6,094,160
Due after ten years                              -            -     2,000,000    1,995,190
                                        ----------   ----------   -----------  -----------
                                           503,321      521,715    13,496,353   13,585,085
Mortgage-backed securities               7,483,929    7,739,276    13,621,365   13,789,113
                                        ----------   ----------   -----------  -----------
                                        $7,987,250   $8,260,991   $27,117,718  $27,374,198
                                        ==========   ==========   ===========  ===========

Sales of  securities  available  for sale  during the years  ended  December  31 follows:

                      Proceeds       Gross Gains     Gross Losses
                    ----------       -----------     ------------
1997                $5,227,850            $1,173          $72,593
1996                $2,710,541            $    -          $ 5,596

Tri-County pledges investments for public deposits held in excess of $100,000. The carrying and fair values of the pledged investments at December 31 follows:

                      Carrying        Fair
                         Value       Value
                    ----------  ----------
1997                $9,085,820  $9,119,775
1996                $9,325,332  $9,337,688


NOTE 3 -   LOANS RECEIVABLE
                                                  December 31,
                                              1997           1996
                                       -----------    -----------
Real estate - mortgage                 $31,395,063    $28,970,513
Real estate - commercial                 4,623,723      3,937,312
Real estate - construction               1,537,295         51,785
Commercial                                 472,418        228,348
Installment loans to individuals         2,911,034      2,585,360
                                       -----------    -----------
                                        40,939,533     35,773,318
Less:
  Allowance for loan losses               (412,456)      (415,447)
  Deferred  loan  fees and  unearned
  discounts                               (101,789)       (92,593)
                                       -----------    -----------
                                       $40,425,288    $35,265,278
                                       ===========    ===========

A summary of the changes in the allowance for loan losses is as follows:

                                                       Year Ended December 31,
                                                             1997        1996
                                                         --------    --------
Beginning of the period                                  $415,447    $423,079
Provision for losses                                            -           -
Loan charge-offs                                           (3,637)     (7,632)
Recoveries                                                    646           -
                                                         --------    --------
                                                         $412,456    $415,447
                                                         ========    ========

At December 31, 1996, non-accrual loans were approximately$35,000 with foregone interest of $3,400. There were no non-accrual loans at December 31, 1997.

Loans serviced by Tri-County for the benefit of others at December 31 were $163,598 (1997) and $171,770 (1996).


NOTE 4 -     PROPERTY AND EQUIPMENT

                                                 December 31,
                                              1997          1996
                                        ----------    ----------
Land                                    $   65,776    $   65,776
Building and improvements                1,102,357     1,095,749
Furniture, fixtures and equipment          598,764       626,624
                                        ----------    ----------
                                         1,766,897     1,788,149
Less accumulated depreciation             (880,018)     (866,468)
                                        ----------    ----------
                                        $  886,879    $  921,681
                                        ==========    ==========

Depreciation expense for the years ended December 31 was $124,426 (1997) and $112,916 (1996).


NOTE 5 -    DEPOSITS

At December 31, 1997, scheduled maturities of certificates of deposit were as follows:

Year
1998                        $24,169,888
1999                          5,605,389
2000                          1,361,254
2001                          1,223,165
                            -----------
                     Total  $32,359,696
                            ===========

The Federal Deposit Insurance Corporation (FDIC), an agency of the U.S. Government, insures all depositors up to $100,000 in accordance with the rules and regulations of the FDIC. Deposits in excess of $100,000 at December 31 were $5,207,027 (1997) and $9,245,806 (1996), see Note 2.

NOTE 6 -     ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank (FHLB) at December 31 were  $29,696,616
(1997) and $23,460,492 (1996) . The following table summarizes the maturities of the FHLB advances:

Year
1998                             5.70% - 6.16%   $21,350,000
1999                             5.92% - 6.07%     2,168,250
2000                                     6.08%       300,000
2002                             5.39% - 5.62%     5,000,000
2016                                     5.96%       878,366
                                                 -----------
                                                 $29,696,616
                                                 ===========

Pursuant to a blanket pledge agreement with the FHLB, the advances are secured by the FHLB stock, real estate loans and other securities not otherwise pledged.


NOTE 7 -   INCOME TAXES

The provisions for federal income taxes are as follows:

                                Year ended December 31,
                                   1997          1996
                               --------      --------
Current                        $372,462      $234,073
Deferred                        (47,000)       42,000
                               --------      --------
                               $325,462      $276,073

Deferred income taxes and benefits are provided for significant income and expense items recognized in different years for tax and financial reporting purposes. Temporary differences which give rise to significant deferred tax assets (liabilities) follow:

                                                   December 31,
                                                1997         1996
                                          ----------   ----------
Joint Venture income                      $   20,000   $   10,000
Loan origination fees                          5,000        6,000
Bad debt reserve                              88,000       18,000
Valuation allowance                                -            -
                                          ----------   ----------
                  Total Deferred Assets      113,000       34,000
                                          ----------   ----------
Federal Home Loan Bank stock dividends      (323,000)    (287,000)
Net  unrealized  gain on available  for     (421,125)    (123,440)
sale securities
Accelerated depreciation                     (30,000)     (34,000)
                                          ----------   ----------
             Total Deferred Liabilities     (774,125)    (444,440)
                                          ----------   ----------
               Net Deferred Liabilities   $ (661,125)  $ (410,440)
                                          ==========   ==========

Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent in 1997 and 1996 to income before income taxes as a result of the following:

                                         Year ended December 31,
                                             1997        1996
                                         --------    --------
Normal "expected" corporate taxes        $417,000    $277,500
Change in tax provision resulting from
Income tax refunds                        (62,690)          -
Other                                     (28,848)     (1,427)
                                         --------    --------
                                         $325,462    $276,073
                                         ========    ========

Tri-County and its subsidiaries file a consolidated income tax return. Excess of bad debt reserves for income tax purposes over book provisions for the Bank at December 31, 1997 were approximately $2,005,000. No deferred income tax liability has been provided for these reserves. If such reserves are used for purposes other than to absorb the Bank's bad debts, the amount used is subject to the then current federal corporate tax rates. Tri-County and its subsidiaries are not subject to state income taxes.


NOTE 8 - RELATED PARTY TRANSACTIONS

Tri-County has had, and may be expected to have in the future, financial transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties), all of which have been made in compliance with federal regulations.

Activity in loans to related parties for the years ended December 31:


                                     1997        1996
                                 --------    --------
Balance, beginning of year       $209,739    $289,897
  New loans                        10,300       6,300
  Repayments                      (72,446)    (86,458)
                                 --------    --------
Balance, end of year             $147,593    $209,739
                                 ========    ========

Terms and rates of interest on deposit accounts of directors and officers are substantially the same as those extended to unrelated Tri-County customers. At December 31 deposits of related parties totaled $458,941 (1997) and $429,917
(1996).


NOTE 9 - EMPLOYEE RETIREMENT PLAN

Tri-County sponsors a 401(k) plan where Tri-County matches up to 3% of the employees qualifying compensation. Employees may contribute up to 12% of their qualifying compensation. Tri-County's expense was $17,054 (1997) and $15,632
(1996).

NOTE 10 -   STOCK BENEFIT PLANS

Stock Option Plan
Tri-County adopted a stock option plan (Option Plan) whereby stock options of 149,500 common shares may be granted to directors and officers of the Bank. Options granted under the Option Plan may be either options that qualify as Incentive Stock Options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or options that do not qualify. In the event of a change in control, as defined, all options are immediately exercisable.

On September 28, 1993, qualified stock options were granted for the purchase of 143,522 shares exercisable at the market price at the date of grant of $5 per share. All options expire ten years from the date of the grant. None of the options had been exercised at December 31, 1997. The options vest over a 5 year period. Stock options vested as of December 31 were 138,138 (1997) and 132,756
(1996).

Employee Stock Ownership Plan
Tri-County sponsors an employee stock ownership plan (ESOP). Tri-County issued stock for a note receivable from the ESOP, which is unconditionally guaranteed by the Bank. The note is at prime (determined at the beginning of each quarter), payable quarterly through 2003. The ESOP's loan payments are provided by the Bank's contributions to the ESOP and dividends on Tri-County's stock held by the ESOP's Trustee.

Since the Bank guarantees the note, the receivable is reflected as a reduction of stockholders' equity in the consolidated financial statements. At December 31 the balance was $343,850 (1997) and $403,650 (1996).

The ESOP covers substantially all employees. The Bank's ESOP contributions are based on the note's scheduled principal and interest payments, net of Tri-County's cash dividends paid to the ESOP. The released stock is allocated based upon the ratio of each participating employee's eligible compensation to total eligible compensation. The shares held by the ESOP are released in the proportion each year's principal payment bears to the total principal payments due. This is currently scheduled as 11,960 shares per year.

The Bank's ESOP contributions are recorded as compensation expense and totaled $126,553 (1997) and $114,197 (1996). Dividends used to satisfy note payments were $38,292 (1997) and $29,678 (1996). As of December 31, the ESOP held 66,990
(1997) and 80,730 (1996) unallocated shares. The unallocated shares' fair value at December 31 (based on NASDAQ) was $913,744 (1997) and $736,661 (1996).

Management Stock Bonus Plan Tri-County and Bank have adopted a management stock bonus plan (MSBP) to enable the Bank to attract and retain experienced and capable personnel in key positions of responsibility. A total of 59,800 shares of restricted stock were awarded on September 28, 1993, the conversion date, in the form of restricted stock payable over a five-year vesting period, at 20 percent per year, beginning September 28, 1994. Tri-County will recognize compensation expense in the amount of the fair market value of the common stock at the grant date, prorata over the years during which the shares are payable. The unvested shares are entitled to all voting and other stockholder rights, except that the shares, while restricted, cannot be sold, pledged or otherwise disposed of, and are required to be held in escrow.

If a holder of restricted stock under the MSBP terminates employment for reasons other than death, disability, retirement or change in control of Tri-County, such employee forfeits all rights to any allocated shares which are still restricted. If termination is caused by death, disability, retirement or change in control of Tri-County, allocated shares become unrestricted. The unamortized deferred compensation related to the MSBP conversion is deducted from stockholders' equity.


NOTE 11 -   REGULATORY CAPITAL

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators. These actions, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require banks to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes that, as of December 31, 1997, the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1997, the most recent notification from applicable regulatory agencies categorize the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must maintain minimum ratios as set forth in the following table (amounts in thousands):

                                                                           To Be Well
                                                                    Capitalized Under
                                                       For Capital  Prompt Corrective
                                         Actual  Adequacy Purposes  Action Provisions
                                 --------------  -----------------  -----------------
                                 Dollars  Ratio  Dollars     Ratio  Dollars     Ratio
                                 -------  -----  -------     -----  -------     -----
December 31, 1997
Total Adjusted Capital
    (to risk-weighted assets)    $12,185  34.0%   $2,784      8.0%   $3,480     10.0%
Tier 1 Capital
   (to risk-weighted assets)     $11,842  34.0%   $1,392      4.0%   $2,088      6.0%
Tier 1 Capital
   (to adjusted total assets)    $11,842  13.3%   $2,664      3.0%   $4,438      5.0%

                                                                           To Be Well
                                                                    Capitalized Under
                                                       For Capital  Prompt Corrective
                                         Actual  Adequacy Purposes  Action Provisions
                                 --------------  -----------------  -----------------
                                 Dollars  Ratio  Dollars     Ratio  Dollars     Ratio
                                 -------  -----  -------     -----  -------     -----
December 31, 1996
Total Adjusted Capital
   (to risk-weighted assets)     $11,145  34.4%  $2,592      8.0%   $3,240      10.0%
Tier 1 Capital
   (to risk-weighted assets)     $10,740  33.2%  $1,296      4.0%   $1,944       6.0%
Tier 1 Capital
   (to adjusted total assets)    $10,740  12.6%  $2,547      3.0%   $4,246       5.0%

At December 31, the Bank's tangible equity and tangible capital ratios were 13.3% (1997) and 12.7% (1996). This exceeds the capital adequacy requirements of 2% and 1.5%, respectively.


NOTE 12 - CONCENTRATION OF CREDIT RISK

In the normal course of business, Tri-County enters into commitments to extend credit with off-balance-sheet risk to meet the financing needs of its customers. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. As some commitments normally expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

Tri-County evaluates each customer's credit worthiness on a case-by-case basis, using the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The amount and type of collateral obtained, if deemed necessary by Tri-County upon extension of credit, is based upon management's credit evaluation. Tri-County's underwriting policies for mortgage loans generally require a maximum loan-to-value of 80% for owner occupied residential loans and 75% on non-owner occupied one-to-four family loans. Owner occupied residential loans in excess of 80% are generally required to obtain private mortgage insurance.

Tri-County had the following commitments at December 31, 1997:

Loan commitments                    $1,239,400
Lines of credit                    $   692,000
Available overdraft protection     $   135,500

The loan commitments ($869,400 fixed rate and $370,000 adjustable rate) are at interest rates ranging from 7.375% to 9.75%.

Tri-County's loans and commitments include commitments to purchase loans in western Colorado ($643,700) as well as commitments to extend credit to customers in Tri-County's market area. The market area primarily consists of eastern Wyoming. Agriculture and related support industries are a significant factor in the primary market area's economy.

The loans purchased in Colorado, through a mortgage banking relationship, are located in various resort areas and comprise approximately 31% of the loan portfolio.


NOTE 13 -  CONTINGENCIES

Self-Insured Health Plan
The Bank sponsors a self-insured health plan for eligible employees. The Plan provides for payment by the Bank of health claims up to $3,000 per eligible employee, with reinsurance coverage for all claims greater than $3,000. An estimate of claims incurred but not reported and claims reported but not funded is included in accounts payable at December 31, 1997 and 1996.

Year 2000 Compliance
Tri-County relies upon computers for the daily conduct of its business and for general data processing. Significant national attention has been directed at possible problems that may occur with computer programs and data processing systems when they start utilizing the year 2000 in data fields. Accordingly, Tri-County has adopted a Year 2000 plan (the Plan) to identify all areas that may be affected by the change to the year 2000. The Plan includes ensuring that external vendors and services are adequately addressing the system and software issues related to the year 2000 by requiring written certifications that the systems and software are fully Year 2000 compliant by December 31, 1998. The majority of Tri-County's data is processed by a third party service bureau. The service bureau has notified Tri-County that it will be Year 2000 compliant by December 31, 1998. If Tri-County's service bureau is unable to resolve this potential problem in time, Tri-County would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on the consolidated financial condition and results of operations of Tri-County.

Other
In the normal course of business, Tri-County is involved in various legal actions arising from its lending and collection activities. In the opinion of management, the outcome of these legal actions will not significantly affect the consolidated financial position of Tri-County.


NOTE 14 - STOCKHOLDERS' EQUITY

In 1993, Tri-County was formed when the Bank converted from a mutual to a stock form of ownership. A "liquidation account" was established that restricts a portion of net worth for the benefit of deposit accounts at the Bank at the time of the conversion. Eligible account holders who close their accounts cause a corresponding reduction in the liquidation account. Except for the repurchase of stock, payment of dividends and complete liquidation, the existence of the account does not restrict the use of the Bank's net worth. At December 31, 1997, the liquidation account was $2,098,184 as compared to $6,432,095 at inception.

Payment of dividends to Tri-County by the Bank are subject to the above restriction as well as various other regulatory restrictions and approvals.

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price, if one exists.

Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and relevant market information. Where available, quoted market prices are used. In other cases, fair values are based on estimates using present value or other valuation techniques. These techniques involve uncertainties and are significantly affected by the assumptions used and judgments made regarding risk characteristics of various financial instruments, discount rates, estimates of future cash flows, future expected loss experience and other factors. Changes in assumptions could significantly affect these estimates and the resulting fair values. Derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate sale of the instrument. Also, because of differences in methodologies and assumptions used to estimate fair values, Tri-County's fair values should not be compared to those of other financial institutions.

Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Accordingly, the aggregate fair value amounts presented do not purport to represent the underlying market of Tri-County.

The following summary presents the methodologies and assumptions used to estimate the fair value of Tri-County's financial instruments.

Assets for Which Fair Value Approximates Carrying Value: The fair value of certain financial assets carried at cost, including cash and due from banks, deposits with banks, and accrued interest receivable are considered to approximate their respective carrying values due to their short-term nature and negligible credit losses. In addition, as discussed in Note 1, Tri-County valued loans held for sale at fair value.

Federal Home Loan Bank Stock: As discussed in Note 1, the stock's fair value approximates carrying value due to the limited marketability.

Securities: Held to maturity securities are carried at amortized costs. Available for sale securities are carried at fair value. Fair value of actively traded securities is determined by the secondary market, while the fair value of nonactively traded securities is based on independent broker quotations.

Loans: Loans are valued using methodologies suitable for each loan type. Variable rate loans that reprice frequently and have no significant change in credit risk, fair value is assumed to approximate carrying amount. Fair value of other loans is estimated using a discounted cash flow analysis based on interest rates currently offered for similar loan products.

Liabilities for Which Fair Value Approximates Carrying Value: The fair value of accounts payable, accrued liabilities and accrued interest payable is considered to approximate their respective book values due to their short-term nature. By definition, fair values of deposits with no stated maturities, such as demand deposits, savings and NOW accounts and money market deposit accounts are equal to the amounts payable on demand at the reporting date.

Time Deposits: The fair value of time deposits is estimated by discounting cash flows based on contractual maturities at current interest rates offered for similar products.

Long-Term Debt: The valuation of long-term debt with floating rates is estimated to be the same as carrying value. Fair value of long-term debt with fixed rates is estimated based on quoted market prices for similar issues, or by using current rates offered to Tri-County for debt of the same remaining maturity.

Unused Commitments and Letters of Credit: Tri-County has reviewed the unfunded portion of commitments to extend credit as well as letters of credit and has determined that the fair value of such financial instruments is not material.

Following are the estimated fair values of Tri-County's financial instruments:

                                                             December 31, 1997       December 31, 1996
                                                        ------------------------  ------------------------
                                                           Carrying         Fair     Carrying         Fair
                                                             Amount        Value       Amount        Value
                                                        -----------  -----------  -----------  -----------
Financial assets
   Assets for which fair value approximates book value  $ 5,021,975  $ 5,021,975  $ 2,928,116  $ 2,928,116
   Securities                                           $44,513,262  $44,787,003  $45,459,821  $45,729,523
   Loans                                                $40,425,288  $41,149,803  $35,265,278  $35,371,313
Financial liabilities
   Liabilities for which fair value approximates
     book value                                         $14,077,029  $14,077,029  $12,722,895  $12,722,895
   Time deposits                                        $32,359,696  $32,436,396  $35,966,345  $36,045,962
   Long-term debt                                       $29,696,616  $29,573,248  $23,460,492  $23,380,663

NOTE 16 - PARENT COMPANY FINANCIAL INFORMATION

                        CONDENSED PARENT COMPANY ONLY
                           STATEMENTS OF CONDITION
                                                                  December 31,
                                                             1997         1996
                                                      -----------  -----------
Assets
   Cash                                               $   250,308  $   613,000
   Investment in subsidiary                            12,229,216   11,246,946
   Securities available for sale                          533,990    1,129,983
   Other assets, net                                       40,952       13,908
                                                      -----------  -----------
                                        Total Assets  $13,054,466  $13,003,837
                                                      ===========  ===========
Liabilities and stockholders' equity
   Other liabilities                                  $     1,965  $         -
   Stockholders' equity                                13,052,501   13,003,837
                                                      -----------  -----------
          Total Liabilities and Stockholders' Equity  $13,054,466  $13,003,837
                                                      ===========  ===========

                           STATEMENTS OF OPERATIONS
                                                         Year ended December 31,
                                                              1997         1996
                                                         ---------     --------
Revenue
   Equity in earnings of subsidiary                      $ 911,272     $512,482
   Other income                                             82,734      105,989
Expense
   Operating expenses                                     (118,002)     (79,357)
   Income tax benefit                                       25,000        1,035
                                                         ---------     --------
                                          Net Income     $ 901,004     $540,149
                                                         =========     ========



                           STATEMENTS OF CASH FLOWS
                                                         Year ended December 31,
                                                             1997         1996
                                                        ---------   ----------
Operating activities
   Net income                                           $ 901,004   $  540,149
   Adjustments to reconcile net income to net
      cash provided (used) by operating activities:
     Earnings of subsidiary                              (911,272)    (512,482)
     Amortization of organization expense                   1,068        1,068
     Loss on sale of securities                             1,751        1,593
     (Increase) decrease in other assets and
        accrued liabilities                               (28,106)       6,601
                                                        ---------   ----------
   Net Cash Provided (Used)  by Operating Activities      (35,555)      36,929
                                                        ---------   ----------
Investing activities
   Sale of securities available for sale                  600,000      200,000
   Dividends received                                           -    1,000,000
                                                        ---------   ----------
           Net Cash Provided by Investing Activities      600,000    1,200,000
                                                        ---------   ----------
Financing activities
   Dividends paid                                        (386,937)    (312,385)
   ESOP payments received                                  59,800       59,800
   Treasury stock purchased                              (600,000)    (587,096)
                                                        ---------   ----------
               Net Cash Used by Financing Activities     (927,137)    (839,681)
                                                        ---------   ----------
                     Net Increase (Decrease) in Cash     (362,692)     397,248
Cash and cash equivalents - Beginning of Period           613,000      215,752
                                                        ---------   ----------
Cash and cash equivalents - End of Period               $ 250,308   $  613,000
                                                        =========   ==========

         Manually signed photocopies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder or his or her broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                   American Securities Transfer & Trust, Inc.


     By Mail Delivery:                       Hand/Overnight Delivery:
     P.O. Box 1596                           938 Quail Street, Suite 101
     Denver, Colorado 80201                  Lakewood, Colorado 80215


                           By Facsimile Transmission:
                          (Eligible Institutions Only)
                                 (303) 234-5340

         Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and location listed below. Shareholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

            The Information Agent and Deal Manager for the Offer is:

                          KEEFE, BRUYETTE & WOODS, INC.
                              211 Bradenton Avenue
                             Dublin, Ohio 43017-3541
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